                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
/X/  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

          Boise Cascade Corporation, P.O. Box 50, Boise, ID 83728-0001
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                           A. James Balkins III, Esq.
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ____________________________________________________________________

     (2)  Aggregate number of securities to which transaction applies:

          ____________________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ____________________________________________________________________

     (4)  Proposed maximum aggregate value of transaction:

          ____________________________________________________________________

     (5)  Total fee paid:

          ____________________________________________________________________

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ____________________________________________________________________

     (2)  Form, Schedule or Registration Statement No.:

          ____________________________________________________________________

     (3)  Filing Party:

          ____________________________________________________________________

     (4)  Date Filed:

          ____________________________________________________________________

                                            [LOGO]

                                            BOISE CASCADE
                                            CORPORATION

                                            ------------------------------------

                                            ANNUAL MEETING
                                            OF SHAREHOLDERS

                                            BOISE, IDAHO
                                            APRIL 21, 1995

                                            ------------------------------------

                                            NOTICE AND PROXY
                                            STATEMENT

NOTICE OF ANNUAL MEETING

                                                                   [LOGO]

1111 W. Jefferson Street (83702)      George J. Harad              BOISE CASCADE CORPORATION
P.O. Box 50                           President and
Boise, Idaho 83728-0001               Chief Executive Officer

March 7, 1995

Dear Shareholder:

     You are cordially invited to attend Boise Cascade's annual meeting of shareholders. The meeting will be held at the Company's headquarters, 1111 West Jefferson Street, Boise, Idaho, at 10 a.m., Mountain daylight time, on Friday, April 21, 1995. Your board of directors and management look forward to greeting personally those shareholders able to be present. However, if you are unable to attend, I urge you to return the enclosed proxy card as soon as possible.

     The meeting will be held for the following purposes:

        1. To elect four directors to serve three-year terms.

        2. To consider and act upon a resolution to ratify the action of the board of directors in appointing Arthur Andersen LLP as independent auditors for the Company for 1995.

        3. To consider and act upon approval of the Director Stock Option Plan.

        4. To consider and act upon approval of the Key Executive Performance Plan.

        5. To consider and act upon a shareholder proposal.

        6. To transact any other business that may properly come before the meeting.

     Shareholders of record on March 1, 1995, will be entitled to vote.

     During the meeting, management will review the Company's performance during the past year and comment on the outlook for the Company. There will be time for questions shareholders may have about the Company and its operations. Management representatives will also be on hand to talk individually with shareholders about our business.

     Regardless of the number of shares you own, your vote is important. Unless you plan to attend the meeting, please sign and return the proxy card in the enclosed envelope at your earliest convenience.

Sincerely yours,

GEORGE J. HARAD
- -----------------------------
George J. Harad

PROXY STATEMENT

     This statement is being mailed on or about March 7, 1995, to the shareholders of Boise Cascade Corporation (the "Company"), 1111 West Jefferson Street, P.O. Box 50, Boise, Idaho 83728-0001, in connection with the solicitation of proxies by the board of directors for the Company's 1995 annual meeting of shareholders.

     A shareholder who executes and returns the enclosed proxy may revoke it at any time prior to its exercise by delivering to the independent tabulator a later proxy, by giving the Company written notice of revocation prior to or at the annual meeting of shareholders, or by voting in person at the meeting.

     The Company has a confidential voting policy which provides that individual shareholders' votes on a proxy card will not be disclosed to the Company other than in specified situations. The Company's proxy cards will be collected and tabulated by the inspector of election for the meeting, Corporate Election Services, Inc. The tabulator will forward comments written on the proxy cards to the Company for management's information, but information about individual shareholders' votes will not be communicated to the Company.

BUSINESS AT THE MEETING

1.  ELECTION OF DIRECTORS

     Your board of directors presently consists of 13 directors divided into three classes. Four directors are to be elected at the annual meeting, each to hold office until the 1998 annual meeting of shareholders and until a successor has been elected and qualified. All the nominees are presently directors. Eight directors will continue to serve in accordance with their previous elections.

     In the absence of other instructions, shares of the Company's common stock and Series D and Series G preferred stock represented by properly executed proxies will be voted in favor of the nominees. If any nominee becomes unavailable for election for any reason, either the proxies will be voted for a substitute recommended by the Nominating Committee and nominated by the board of directors or the board may make an appropriate reduction in the number of directors to be elected. Unless the number of directors to be elected has been so reduced, the four nominees for election as directors at the annual meeting who receive the greatest number of votes at the meeting will be elected as directors. Abstentions and broker nonvotes will have no effect on the election of directors.

NOMINEES FOR DIRECTORS WHOSE TERMS EXPIRE IN 1998

                  ANNE L. ARMSTRONG, 67, was elected to the Company's board for the second time in 1978. She was originally elected in 1975 but resigned the following year to accept appointment as U.S. Ambassador to Great Britain. She had served earlier as a counselor to the President of the United States. Mrs. Armstrong is chairman of the board of trustees of the Center for Strategic and International Studies, Washington, D.C. She is also a director of General Motors Corporation, Halliburton Company, American Express Company, and Glaxo Holdings p.l.c.

- -------------------

                  ROBERT E. COLEMAN, 70, became a director in 1982. He is the former chairman of the board and chief executive officer of Riegel Textile Corporation. He is also a director of First Financial Management Corporation.

- -------------------

                  A. WILLIAM REYNOLDS, 61, was elected to the board of directors in 1989. He is chairman of the board and former chief executive officer of GenCorp Inc., a diversified manufacturing and service company. He is also a director of Eaton Corporation and chairman of the Federal Reserve Bank of Cleveland.

- -------------------

                  ROBERT H. WATERMAN, JR., 58, was elected to the board in 1987. He was formerly a senior partner of McKinsey & Company, Inc., a management consulting firm. He is the founder and president of The Waterman Group, Inc., a research, writing, and venture management firm. Mr. Waterman has authored several books and essays on business management. He is also a director of AES Corporation and McKesson Corporation.

- -------------------

     Under the terms of the Company's bylaws, Mr. Coleman, who will reach age 72 during 1997, must retire as a director of the Company at the annual shareholders meeting in 1997. Consequently, even though he is being elected to a three-year term, he will only serve for two years. Any vacancy on the board of directors will, pursuant to the Company's Certificate of Incorporation and bylaws, be filled by the remaining directors.

DIRECTORS WHOSE TERMS EXPIRE IN 1997

                  GEORGE J. HARAD, 50, was elected a member of the board and president of the Company in 1991. He was elected chief executive officer of Boise Cascade in 1994 and has been an executive officer of the Company since 1982. Mr. Harad also serves on the boards of Allendale Insurance Co. and Rainy River Forest Products Inc.

- -------------------

                  JAMES A. MCCLURE, 70, became a director in 1991. He served as a U.S. Senator for Idaho from 1972 through 1990 and was a member of the Senate Energy and Natural Resources Committee, the Senate Appropriations Committee, and the Senate Rules Committee. He is now of counsel to the Boise, Idaho, law firm of Givens, Pursley & Huntley and president of the Washington, D.C., consulting firm of McClure, Gerard & Neuenschwander, Inc. He is also a director of Coeur d'Alene Mines Corp. and The Williams Companies, Inc.

- -------------------

                  JANE E. SHAW, 56, was elected to the board of directors in December 1994. She is a director and the former president and chief operating officer of ALZA Corporation, a therapeutic systems company. She is also a director of Intel Corporation and McKesson Corporation.

- -------------------

                  EDSON W. SPENCER, 68, was elected to the board of directors in 1988. He is the former chairman of the board and chief executive officer of Honeywell Inc., an electronics manufacturing company. He is also a director of CBS Inc. and IDS Mutual Fund Group and is chairman of the board of trustees of the Mayo Foundation.

- -------------------

DIRECTORS WHOSE TERMS EXPIRE IN 1996

                  ROBERT K. JAEDICKE, 66, became a director in 1983. He has been a member of the business school faculty at Stanford University for 33 years and served as dean of Stanford's Graduate School of Business from 1983 to 1990. Professor Jaedicke is also a director of Wells Fargo & Company, Homestake Mining Company, Enron Corp., GenCorp Inc., State Farm Insurance Companies, and California Water Service Company.

- -------------------

                  PAUL J. PHOENIX, 67, was elected to the board of directors in 1987. He is the former chairman of the board and chief executive officer of Dofasco Inc., a steel products company. He is also a director of The Bank of Nova Scotia, Montreal Trust Co., Mutual Life of Canada, Rainy River Forest Products Inc., and GenCorp Inc.

- -------------------

                  FRANK A. SHRONTZ, 63, was elected to the board of directors in 1989. He is chairman of the board and chief executive officer of The Boeing Company, an aerospace company. He is also a director of Citicorp and Minnesota Mining & Manufacturing Co.

- -------------------

                  WARD W. WOODS, JR., 52, was elected to the board of directors in 1992. He is president and chief executive officer of Bessemer Securities Corporation, a privately held investment company. Mr. Woods is the managing general partner of Bessemer Holdings, L.P., and Bessemer Partners & Co. He is chairman of the board of Stant Corporation, Overhead Door Incorporated, and BCP/Essex Holdings, Inc., and is a director of Freeport-McMoran Inc. and several private companies.

- -------------------

CHAIRMAN OF THE BOARD TO RETIRE IN 1995

                  JOHN B. FERY, 65, was elected to the board in 1967. He became the chief executive officer of Boise Cascade in 1972 and chairman of the board in 1978, having served as an officer of the Company since 1960. He is also a director of Albertson's, Inc., The Boeing Company, Hewlett-Packard Company, and West One Bancorp.
                  Mr. Fery retired as an executive officer and employee of the Company in July 1994. He will continue as chairman of the board until April 21, 1995, the date of the annual shareholders meeting. At that time, Mr. Fery plans to retire from the Company's board of directors, and the number of directors will be reduced to 12.

- -------------------

BOARD MEETINGS AND ATTENDANCE OF DIRECTORS

     During 1994, the board of directors held five regular meetings and one special meeting. One director, Robert H. Waterman, attended less than 75% of the total meetings of the board and the committees on which he served.

COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors has a Committee of Outside Directors. This committee, composed of all 11 nonemployee directors of the Company, is responsible for reviewing the performance of the chief executive officer. This committee also reviews the performance and processes of the board of directors and communication among the board, management, and shareholders. The Committee of Outside Directors meets at least once each year, without management directors present, under the leadership of Mrs. Anne L. Armstrong. During 1994, this committee held two meetings.

     The board of directors has an Executive Committee. The committee can exercise most of the powers and authorities of the full board in the management of the business and affairs of the Company. The committee chair is John B. Fery, and its other members are Mrs. Armstrong and Messrs. Coleman, Harad, Jaedicke, and Spencer. During 1994, this committee did not meet.

     The board of directors has an Executive Compensation Committee composed of the Company's nonemployee directors, excluding any director who is an executive officer of another company on whose board of directors any executive officer of the Company serves. In addition, this committee has no members who are employees of another company which engages in significant financial transactions with the Company. The Executive Compensation Committee is responsible for establishing all executive officer compensation and for administering stock option and variable compensation programs applicable to officers and directors. The committee chair is Robert E. Coleman, and its other members are Mrs. Armstrong, Ms. Shaw, and Messrs. Jaedicke, Phoenix, Reynolds, Spencer, Waterman, and Woods. During 1994, this committee held three meetings.

     The board of directors has an Audit Committee composed of five members, none of whom is an officer or employee of the Company. The committee meets periodically with management, the Company's Internal Audit staff, and representatives of the Company's independent auditors to assure that appropriate audits of the Company's affairs are being conducted. In carrying out these responsibilities, the committee reviews the scope of internal and external audit activities and the results of the annual audit. The committee is also responsible for recommending a public accounting firm to serve as independent auditors each year. Both the independent auditors and the internal auditors have direct access to the Audit Committee to discuss the results of their examinations, the adequacy of internal accounting controls, and the integrity of financial reporting. The committee chair is Robert K. Jaedicke, and its other members are Messrs. McClure, Phoenix, Shrontz, and Spencer. During 1994, the committee held two meetings.

     The board of directors also has a Nominating Committee composed of six members, none of whom is an officer or employee of the Company. The committee reviews candidates to be considered for nomination to the board of directors and makes recommendations to the board. The committee chair is Edson W. Spencer, and its other members are Messrs. McClure, Reynolds, Shrontz, Waterman, and Woods. During 1994, the committee held three meetings.

     The board of directors has established qualifications which the Nominating Committee uses to evaluate board candidates. These qualifications provide that a director should have the ability to apply good, independent judgment in a business situation and should be able to represent the interests of all the Company's shareholders and constituencies. In addition, the Nominating Committee will consider candidates based on demonstrated maturity and experience; a geographic balance; diversity; special expertise in natural resources, environmental, energy, and health issues; and background as an educator in the fields of business, economics, or the sciences. A director must be free of any conflicts of interest which would interfere with his or her loyalty to the Company and its shareholders.

     Shareholders wishing to suggest nominees for the Nominating Committee's consideration for future elections should write to A. James Balkins III, Vice President, Associate General Counsel, and Corporate Secretary, 1111 West Jefferson Street, P.O. Box 50, Boise, Idaho 83728-0001, stating in detail the proposed nominee's qualifications and other relevant biographical information and providing an indication of the proposed nominee's consent to accept nomination. Shareholders wishing to nominate directors directly rather than through the Nominating Committee should review the procedures described in this proxy statement under "Shareholder Proposals -- Shareholder Nominations for Directors."

DIRECTORS' COMPENSATION

     Directors, except those who are also officers of the Company, are paid an annual retainer of $27,000 plus a fee of $1,500 for each board meeting attended in person. Committee chairs receive an additional $6,500 per year. Directors receive $600 for any meeting of the board or of any committee conducted by telephone, $600 for personal attendance at the meeting of any committee to which they are assigned, and $600 for any action by consent in lieu of meeting. The directors are reimbursed for travel and other expenses related to attendance at the meetings.

     Between the date of Mr. Fery's retirement as an executive officer of the Company in July 1994 and his expected retirement from the board of directors in April 1995, Mr. Fery continued to serve as chairman of the board. The Executive Compensation Committee established Mr. Fery's compensation as the chairman of the board during this period as a director's fee equal to his base salary on the date of his retirement ($719,004 annually) in lieu of any other retainer and meeting fees otherwise paid to nonemployee directors. In addition, Mr. Fery received $257,905 for his participation in the Company's Key Executive Performance Plan ("KEPP") for 1994. He also received $143,800 for his participation in a special discretionary incentive payment for individuals who were executive officers of the Company as of January 1, 1994. Mr. Fery's compensation is described more fully in the Executive Compensation Committee Report, and his compensation for services as an executive officer and chairman of the board is included in the Summary Compensation Table.

     Nonemployee directors may elect to have any or all of their retainers and meeting fees paid in the form of stock options, rather than cash, through the Director Stock Compensation Plan ("DSCP"). Under the DSCP, nonemployee directors must specify by each December 31 the amount or percentage of their cash compensation to be earned in the following calendar year that they wish to have paid in the form of stock options. The DSCP has been approved by the Company's shareholders.

     The options are granted at the end of each calendar year to directors participating in the DSCP and are designed to be equal in value to the amount of compensation elected by each director to be paid in this form rather than cash compensation. The options have an exercise price of $2.50 per share, are exercisable six months following the date of grant, and expire three years following the director's resignation, retirement, or termination as a director of the Company. The number of option shares granted to each participating director is based upon the amount of compensation which he or she has elected not to receive in cash and the market value of the common stock on July 31, 1994. Seven of the 11 eligible directors participated in the DSCP in 1994, and seven directors have elected to participate in the plan in 1995.

     The Company's shareholders are being asked to consider and approve a new Director Stock Option Plan. For more information on this new plan, see "Approval of Director Stock Option Plan." If approved by the shareholders, in 1995, each of the Company's nonemployee directors will receive an option to purchase 1,000 shares of the Company's common stock at a price equal to the market price of the stock on the date the option is granted.

     The Company also has two deferred compensation plans for nonemployee directors. The first plan, adopted in 1983, allowed each director to defer a portion of his or her compensation earned between January 1, 1984, and December 31, 1987. Any director elected after January 1, 1984, could participate for all subsequent calendar years remaining in the four-year period ending December 31, 1987. A similar plan adopted in 1987, originally effective for a four-year period from January 1, 1988, to December 31, 1991, provides many of the same terms and has been extended through December 31, 1995.

     Under both plans, a director may defer from a minimum of $5,000 to a maximum of 100% of his or her director's cash compensation in a calendar year. Under the 1983 plan, interest accrues on the deferred amount at a monthly rate equal to Moody's Composite Average of Yields on Corporate Bonds plus four percentage points. Under the 1987 plan, interest accrues on these accounts at a rate equal to 130% of Moody's Composite Average of Yields on Corporate Bonds. Each plan provides for a minimum death benefit based upon the amount of the four-year deferral. The Company has purchased corporate-owned life insurance policies to help offset the expense of the plans. The 1983 and 1987 directors deferred compensation plans provide for payment of the Company's obligations under the plans through a trust in the event of a change in control of the Company (as defined in the plans). For more information on this trust, see "Other Benefit Plans -- Deferred Compensation and Benefits Trust." As of December 31, 1994, three current directors were participating in the 1983 plan, and seven directors were participating in the 1987 plan.

CONSULTING SERVICES

     James A. McClure is president of the consulting firm of McClure, Gerard & Neuenschwander, Inc., located in Washington, D.C. This firm provides consulting services in the area of governmental and environmental affairs at the national level. The Company paid $25,000 to the firm for consulting services in 1994 and has retained the firm's services for 1995. These consulting services are retained independently of Mr. McClure's service on the Company's board of directors.

2.  RATIFICATION OF APPOINTMENT OF AUDITORS

     Subject to shareholder ratification, the board of directors has appointed the public accounting firm of Arthur Andersen LLP to be the Company's independent auditors for 1995. Representatives of the firm will be available at the annual meeting to respond to questions from shareholders. They have advised the Company that they do not presently plan to make a statement at the meeting, although they will have the opportunity to do so.

     In the absence of other instructions, shares represented by properly executed proxies will be voted "FOR" the ratification of the appointment of Arthur Andersen LLP as auditors for 1995.

    The Board of Directors Unanimously Recommends a Vote "FOR" Ratification of the Appointment of Arthur Andersen LLP as Auditors for 1995.

3.  APPROVAL OF DIRECTOR STOCK OPTION PLAN

     In 1992, the Company's shareholders approved the Director Stock Compensation Plan, described under "Election of Directors -- Directors' Compensation." That plan allows directors to elect to receive any or all of their compensation in the form of stock options in lieu of cash. During the last four years that the Director Stock Compensation Plan has been available, between 60% and 70% of the nonemployee directors have participated in the plan.

     The board of directors has again evaluated the form of compensation being paid to the directors and has determined that a portion of the directors' compensation should be paid in the form of stock options issued on an annual basis to each nonemployee director. Accordingly, subject to shareholder approval, the board of directors has adopted a new Director Stock Option Plan (the "DSOP"). The annual stock option grants under this plan, in addition to the directors' continuing discretionary participation in the Director Stock Compensation Plan, will provide the directors with compensation in a manner which is directly related to the Company's stock price and is directly aligned with other shareholders' interests. The plan will be administered by the Executive Compensation Committee of the board of directors. The full text of this proposed plan is attached to this proxy statement as Exhibit A. This description of the proposed plan is qualified in its entirety by reference to Exhibit A.

     Under the DSOP, each individual who is a nonemployee director of the Company as of each January 1 will receive a stock option grant each July 31. Directors elected after July 31 will also receive a grant when they are elected to the board. Each grant will permit the director to purchase a fixed number of shares of the Company's common stock at the market price of the common stock on the date the option is granted. On March 1, 1995, the closing price of the common stock on the New York Stock Exchange was $31.75 per share. The options will expire the earlier of (a) three years following the option holder's death or retirement or (b) ten years after the grant date. Options may not, except under unusual circumstances, be exercised until one year following the grant date.

     The size of the option grants has been set at 1,000 shares for 1995. The Executive Compensation Committee may adjust the number of option shares to be granted not more than once annually, provided that the adjustment is made at least six months prior to the grant date for which the adjustment is effective. The exercise price may be paid in cash, in Company stock, with the proceeds of a loan authorized by the Company, by using a "cashless" broker-assistant method, or any combination of these methods. Upon exercise, the Company will receive, regardless of the method used, consideration equal to the exercise price of the option.

     If approved by shareholders, a total of 100,000 shares of the Company's common stock will be reserved for issuance under the plan. The plan is designed to have an initial term of five years. It may be amended by the Executive Compensation Committee at any time. However, shareholders must approve amendments which (a) increase the total number of shares that may be purchased through options granted under the plan, (b) change the eligibility requirements,
(c) extend the ten-year term of the plan, or (d) materially increase the benefits to participants or cost of the plan to the Company.

     Under current federal tax law, an optionee will not be subject to income taxation upon the grant of options under the DSOP. Upon exercise of an option, the optionee will realize ordinary income equal to the excess of the fair market value of the common stock at that time over the exercise price. The Company will be entitled to a federal income tax deduction at the time and in the same amount as the optionee realizes as ordinary income upon exercise.

     The following table describes the number of option shares to be granted under the plan in 1995 to each of the nonemployee directors, and all the nonemployee directors as a group, if the plan is approved by shareholders.


                                                 NEW PLAN BENEFITS
- -------------------------------------------------------------------------------------------------------------------
                                                                                  DIRECTOR STOCK OPTION PLAN
                                                                           ----------------------------------------
                                  NAME                                     DOLLAR VALUE ($)         NUMBER OF UNITS
- -------------------------------------------------------------------------------------------------------------------
Anne L. Armstrong........................................................     N/A                     1,000 shares
Robert E. Coleman........................................................     N/A                     1,000 shares
John B. Fery.............................................................     N/A                     1,000 shares
Robert K. Jaedicke.......................................................     N/A                     1,000 shares
James A. McClure.........................................................     N/A                     1,000 shares
Paul J. Phoenix..........................................................     N/A                     1,000 shares
A. William Reynolds......................................................     N/A                     1,000 shares
Jane E. Shaw.............................................................     N/A                     1,000 shares
Frank A. Shrontz.........................................................     N/A                     1,000 shares
Edson W. Spencer.........................................................     N/A                     1,000 shares
Robert H. Waterman, Jr...................................................     N/A                     1,000 shares
Ward W. Woods, Jr. ......................................................     N/A                     1,000 shares
                                                                              ---                    -------------
Nonemployee directors as a group.........................................     N/A                    12,000 shares
                                                                              ===                    =============
- -------------------------------------------------------------------------------------------------------------------

VOTE REQUIRED

     The affirmative vote of shareholders representing a majority of the shares of common and preferred stock voting on this matter, voting together, in person or by proxy, at the annual meeting of shareholders is required for approval of the Director Stock Option Plan.

              The Board of Directors Unanimously Recommends a Vote
             "FOR" the Approval of the Director Stock Option Plan.

4. APPROVAL OF KEY EXECUTIVE PERFORMANCE PLAN

     For over 30 years, the Company has maintained variable incentive compensation programs for its executive officers and other key executives and managers. Under these programs, a significant percentage of executives' compensation is payable only upon attainment of specified levels of performance by the Company. These programs may also take into account the financial performance of the Company's operating divisions as well as certain nonfinancial performance criteria (for example, improvements in mill safety, improvements in operating efficiency, etc.).

     Changes to the federal tax laws enacted by Congress and signed into law in 1993 require the Company's shareholders to approve this type of plan in order to ensure that the Company may continue to fully deduct compensation paid to the five most highly compensated executive officers under the plan. No benefits will be paid under this plan unless it is approved by shareholders.

     Under the proposed executive officer plan, the Company's financial performance may be measured under one or more different objective corporate performance criteria, including economic value added, return on equity, net income after taxes, earnings per share, or return on total capital. In addition, the Company's performance may also be measured under several division or location performance criteria including, but not limited to, division or location pretax return on total capital, economic value added, operating efficiency, production, sales, costs, product mix, quality, and safety. These performance criteria are more fully defined in the plan document. The Executive Compensation Committee of the board of directors selects one or more of these criteria and establishes a mathematical formula in accordance with which a specified percentage of an executive officer's salary may be paid as an award under the plan upon the attainment by the Company, and/or a division or location, of certain levels of performance, as measured by the selected criteria. No more than $2.5 million may be paid to an executive officer under the plan in any year. In the event an award earned under the performance criteria in effect for a year would exceed this limit, the amount in excess of the limit will be automatically deferred in accordance with the executive's deferral election under the plan.

     Under the plan, participants may elect to defer receipt of all or a portion of awards earned; amounts so deferred become unfunded general obligations of the Company. Because the plan is designed to provide executives with, among other things, the opportunity to defer receipt of income until their retirement, the plan is subject to regulation under the federal Employee Retirement Income Security Act of 1974.

     All the Company's executive officers participate in this plan. In the event of a change in control of the Company, payment of previously deferred awards may be made through the Deferred Compensation and Benefits Trust, as described under "Other Benefit Plans."

     The amounts that will be paid pursuant to the plan for 1995 are not currently determinable. The following table describes the amounts which would have been paid to each of the named individuals, and all the executive officers as a group, under the proposed plan if it had been in effect during 1994. Since the payments under this plan will relate directly to the Company's financial performance, the actual payments for 1995 may be significantly different than the amounts shown below.

                                                         NEW PLAN BENEFITS
- -------------------------------------------------------------------------------------------------------------------
                                                                                 KEY EXECUTIVE PERFORMANCE PLAN
                                                                             --------------------------------------
                             NAME AND POSITION                               DOLLAR VALUE($)        NUMBER OF UNITS
- -------------------------------------------------------------------------------------------------------------------
George J. Harad,
  President and Chief Executive Officer....................................     $  363,000                 N/A
Peter G. Danis Jr.,
  Executive Vice President and General Manager,
  Office Products Distribution Division....................................        179,000                 N/A
N. David Spence,
  Senior Vice President and General Manager, Paper Division................        127,000                 N/A
Alice E. Hennessey,
  Senior Vice President, Human Resources and Corporate Relations...........        126,000                 N/A
Richard B. Parrish,
  Senior Vice President, Building Products.................................        125,000                 N/A
Executive officers as a group..............................................      2,429,000                 N/A
- -------------------------------------------------------------------------------------------------------------------

     Amounts received by executives under the plan are subject to income taxation in the year received. The Company is entitled to deduct, as compensation expense, amounts paid to executives pursuant to the plan.

     The Executive Compensation Committee of the board of directors has responsibility for administration and interpretation of the plan. The committee may amend or terminate the plan, at its sole discretion, at any time.

     Executive officers who terminate their employment with the Company voluntarily, or involuntarily for disciplinary reasons, will not be eligible to receive an award under the plan for the year in which they terminate. Executives who retire, become totally disabled, die, or terminate employment involuntarily as a direct result of the sale or permanent closure of a division or facility of the Company or as a direct result of a merger, reorganization, sale, or restructuring of all or part of the Company may receive a prorated award under the plan for the year in which their employment terminates. The full text of this proposed plan is attached to this proxy statement as Exhibit B. This description of the proposed plan is qualified in its entirety by reference to Exhibit B.

VOTE REQUIRED

     The affirmative vote of shareholders representing a majority of the shares of common and preferred stock voting on this matter, voting together, in person or by proxy, at the annual meeting of shareholders is required for approval of the Key Executive Performance Plan for Executive Officers.

    The Board of Directors Unanimously Recommends a Vote "FOR" the Approval of the Key Executive Performance Plan for Executive Officers.

5.  SHAREHOLDER PROPOSAL: CLASSIFIED BOARD

     The California Public Employees' Retirement System ("CalPERS"), P.O. Box 942708, Sacramento, California 94229-2701, which owns 227,000 shares of Boise Cascade common stock, has given the Company notice that it intends to present the following proposal at the annual meeting.

        RESOLVED, that the stockholders of Boise Cascade Corporation recommend that the board of directors take the necessary steps, in compliance with applicable law, to reorganize itself into one class. The reorganization shall be done in a manner that does not affect the unexpired terms of directors previously elected.

The statement of the shareholder in support of the resolution is as follows:

          How important is board of director accountability to a company's shareholders? As a trust fund with nearly 1 million participants, and as the owner of approximately 227,000 shares of the Company's common stock, the California Public Employees' Retirement System ("CalPERS") thinks accountability is of paramount importance. This is why we are sponsoring this shareholder proposal which, if passed, would urge the board to reorganize itself into a single class of directors, to be elected as a new slate each year. We hope to eliminate the Company's current, so-called "classified board", whereby the directors are divided into three classes, each serving a three-year term. Under the current structure, shareholders can only vote on one-third of the board at any given time.

          By classifying itself, a board insulates its members from immediate challenge. Insularity may have made sense in the past (e.g., during the takeover frenzy of the 1980s). But now, we believe that insularity works primarily to hamper accountability. A classified board can prevent shareholders from mounting a successful opposition to the entire board, because only a third of the directors are up for election in any given year. By way of contrast, a declassified board would stand for election in its entirety, every year.

          The Company has a number of other measures that protect incumbency, including: no cumulative voting, no shareholder right to call special meetings of shareholders, and the takeover restrictions of Delaware Corporation law. It is our belief that these protections for incumbents reduce accountability to shareholders and negatively impact financial performance.

          CalPERS believes that a company's corporate governance procedures and practices, and the level of management accountability they impose, are related to the financial performance of the company. That is, when people feel accountable for their actions, we think it obvious that they tend to perform better. We -- as one shareholder -- are dissatisfied with this Company's long-term financial performance, particularly when compared against its industry peers. We are seeking a way to improve that performance through this structural reorganization of the board. If the Board acts on our proposal, directors would no longer be divided into classes, and each director would stand for election annually. Shareholders would have the opportunity to register their views annually on the performance of the board collectively, and of each director individually. CalPERS urges that you join us in voting for declassification, as a powerful tool for management incentive and accountability. We urge your support FOR this proposal.

STATEMENT BY DIRECTORS IN OPPOSITION TO THE PROPOSAL

     Your board of directors recommends a vote AGAINST this proposal.

Advantages of Classified Board

     At the Company's 1985 annual meeting of shareholders, the Company's shareholders voted to create a classified or "staggered" board of directors. With staggered elections, at least two annual shareholder meetings would be required to effect a change in control of the board of directors. The Company believes the two primary benefits of a staggered board are the enhancement of the board's ability to negotiate in the best interest of all the shareholders with a person seeking to gain control of the Company and the assurance of continuity and stability in the management of the business and affairs of the Company since a majority of the directors will always have prior experience as directors of the Company. More than half of the other Fortune 500 companies provide for the election of their directors in this manner. The reasons shareholders voted in favor of a classified board in 1985 are still valid today.

     The board of directors believes that each of the Company's directors is just as accountable to the Company's shareholders, whether he or she is elected for a one-year term or for a three-year term. The board of directors is significantly involved in establishing and reviewing the Company's business and finance strategies. The directors believe that the board is better able to increase value to all shareholders by retaining the continuity and stability of the staggered board.

Financial Performance

     Since the Company's record and near-record earnings in 1988 and 1989, the Company's office products and timber and wood products businesses have continued to report strong results, while the Company's paper business, along with other companies in the industry which manufacture similar paper grades, has suffered from serious product price declines. However, during this period, the Company has successfully reduced its operating costs, improved its product mix, and increased its paper production. These steps, along with the recent industry-wide improvement in the market for the Company's principal paper products, have provided a significant positive turn in the Company's business cycle which is now being reflected in the Company's operating results.

     As indicated by the information in the Performance Graph, in 1994, the Company's total return to shareholders was 16.59%, compared with 4.20% for the paper and forest products sector of the Standard & Poor's 500 and 1.32% for the Standard & Poor's 500 itself. For the two-year period ending December 31, 1994, Boise Cascade's total return to shareholders was 32%, compared with 13.4% for the paper and forest products sector of the Standard & Poor's 500 and 11.1% for the Standard & Poor's 500 itself. The Company believes these two-year comparisons indicate that at this time the Company's total return to shareholders should not be a basis for any changes in the Company's corporate governance procedures and practices.

VOTE REQUIRED

     The shareholder proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker nonvotes are not counted as votes cast either for or against the proposal. It should be noted that adoption of this proposal would not in itself eliminate board classification and reinstate annual election of directors. Eliminating board classification requires a formal amendment to the Company's Certificate of Incorporation, which requires action by the board of directors and approval by not less than 80% of the outstanding stock entitled to vote.

         The Board of Directors Unanimously Recommends a Vote "AGAINST" the Proposal to Reorganize Itself Into One Class.

6.  OTHER BUSINESS

     The Company's management knows of no other matters to be brought before the meeting for a vote. If, however, other matters are presented for a vote at the meeting, the proxy holders will vote the shares represented by properly executed proxies according to their judgment on those matters.

     At the meeting, management will report on the Company's business, and shareholders will have an opportunity to ask questions.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     According to information furnished to the Company by the directors, nominees for director, and executive officers, the shares of Company common stock beneficially owned by them on January 31, 1995, were as follows:

- ------------------------------------------------------------------------------------------------------------------
                                                                               AMOUNT AND NATURE OF        PERCENT
                          NAME OF BENEFICIAL OWNER                             BENEFICIAL OWNERSHIP       OF CLASS
- ------------------------------------------------------------------------------------------------------------------
DIRECTORS(1)
Anne L. Armstrong............................................................            3,682                  *
Robert E. Coleman............................................................            3,663                  *
John B. Fery.................................................................          544,257(2)               1%
George J. Harad..............................................................          436,284(2)               *
Robert K. Jaedicke...........................................................              496                  *
James A. McClure.............................................................            2,333                  *
Paul J. Phoenix..............................................................            1,718                  *
A. William Reynolds..........................................................           15,781                  *
Jane E. Shaw.................................................................               54                  *
Frank A. Shrontz.............................................................            3,000                  *
Edson W. Spencer.............................................................           12,506                  *
Robert H. Waterman, Jr.......................................................            8,666                  *
Ward W. Woods, Jr............................................................           14,628                  *

OTHER NAMED EXECUTIVES
Peter G. Danis Jr............................................................          165,198(2)               *
N. David Spence..............................................................           88,331(2)               *
Alice E. Hennessey...........................................................          123,106(2)               *
Richard B. Parrish...........................................................          100,696(2)               *
All directors, nominees for director,
  and executive officers as a group(1)(2)(3).................................        2,459,052                  5%

* Less than 1% of class
- ------------------------------------------------------------------------------------------------------------------

(1) Beneficial ownership for the directors includes all shares held of record or in street name, plus options granted but unexercised under the Director Stock Compensation Plan ("DSCP"), described under "Election of
    Directors -- Directors' Compensation." The number of shares subject to options under the DSCP included in the beneficial ownership table is as follows: Mrs. Armstrong, 2,182 shares; Ms. Shaw, 54 shares; and Messrs. Coleman, 1,663 shares; McClure, 2,083 shares; Phoenix, 1,385 shares; Reynolds, 5,781 shares; Spencer, 2,175 shares; Woods, 4,628 shares; and directors as a group, 19,951 shares.

(2) The beneficial ownership for these executive officers includes all shares held of record or in street name, plus options granted but unexercised under the Key Executive Stock Option Plan ("KESOP"), described under "Compensation Tables -- Stock Options," and interests in shares of common stock held by the trustee of the Company's Savings and Supplemental Retirement Plan ("SSRP"), a defined contribution plan to which participants may contribute, qualified under Section 401(a) of the Internal Revenue Code. The following table indicates the nature of each executive's stock ownership and also shows the number of shares of convertible preferred stock, Series D, held in the Employee Stock Ownership Plan ("ESOP") fund of the SSRP, which is not included in the beneficial ownership table.

                                                       Common      Unexercised      SSRP          ESOP
                                                       Shares        Option        (Common     (Preferred
                                                        Owned        Shares        Stock)        Stock)
                                                       -------     -----------     -------     ----------
        John B. Fery.................................  90,071         431,785      22,401           406
        George J. Harad..............................   1,700         426,950       7,634           474
        Peter G. Danis Jr............................     740         160,584       3,874           306
        N. David Spence..............................      37          86,383       1,911           127
        Alice E. Hennessey...........................   8,205         105,868       9,033           247
        Richard B. Parrish...........................   3,358          94,534       2,804           306

        All executive officers as a group............ 115,725       2,167,584     109,216         8,251

(3) The executive officers, directors, or nominees for director (individually or as a group) do not own more than 1% of any series of the Company's preferred stock.

EXECUTIVE COMPENSATION

     The Company is committed to providing a fair and competitive pay package to all employees. The Company's executive compensation program is designed to attract, motivate, reward, and retain the broad-based management talent critical to the Company's achievement of its objectives. During 1994, compensation for executive officers and key managers was directly linked to the Company's performance through a cash-based annual variable (at-risk) incentive component and was also linked to the growth in the value of the Company's stock through a stock option program.

     The Executive Compensation Committee of the board of directors, consisting entirely of nonemployee directors, is responsible for approving the compensation programs and individual salaries for the Company's executive officers. The following report is intended to assist shareholders in understanding the basis for the committee's compensation decisions during 1994.

EXECUTIVE COMPENSATION COMMITTEE REPORT

     Compensation for all the Company's employees, including its executive officers, is based on each employee's job responsibilities and on his or her individual performance over time. In order to ensure that compensation levels remain appropriate in light of the compensation program objectives, the Company subscribes to various reports on executive compensation and collects information about the compensation practices of 30 other companies within the forest products industry. (Of these, 13 are included among the 14 companies in the paper and forest products company index included in the performance graph following this report.) The companies within the forest products industry used for this purpose are selected primarily because comparable levels of responsibility can be identified for executives within these companies. The Company also collects information regarding compensation practices of approximately 290 Fortune 500 manufacturing companies. Collectively, these forest products industry and manufacturing companies are referred to as "peer group" companies in this report. In addition to the compensation information regarding peer group companies, the Company and the Executive Compensation Committee utilize information regarding executive compensation programs provided by human resource consulting firms, including, in 1994, Hewitt Associates, Management Compensation Services, and Towers Perrin.

     The Company's executive compensation program has four principal components: base salary, annual variable incentive compensation, stock options, and other compensation programs. The committee believes these components collectively provide a fair and competitive pay package and an appropriate relationship between an executive's compensation, the executive's performance, and the Company's performance. The committee also has reviewed the Company's performance-based compensation plans in light of recent changes in the tax laws which affect the Company's ability to deduct compensation expense. In light of this review, the committee has amended the Company's executive compensation plans based on its intent that compensation paid to the executive officers will qualify for federal income tax deduction by the Company. However, the committee recognizes that an element of subjective judgment is inherent in executive compensation decisions and reserves the authority to make compensation payments that may not necessarily satisfy federal tax law requirements regarding deductibility.

     Base Salary. A salary guideline is established for each salaried position in the Company, including each executive officer position. The midpoint of each salary guideline is generally equal to the average salary of equivalent positions at the peer group companies. The committee determines each executive officer's base salary by reviewing his or her sustained job performance over time, based on individual performance and performance of the business or staff unit over which the executive officer exercises responsibility. Business or staff unit performance is assessed against such measures as return on total capital, economic value added analysis, achievement of sales or production targets, effectiveness of cost-containment measures, progress toward implementation of Total Quality process improvements, and other factors relevant to each executive officer's position. The relative weight attributed to each factor, with respect to each executive officer, is an inherently subjective judgment.

     Annual Variable Incentive Compensation. The Executive Compensation Committee establishes objective performance criteria for the Company's annual executive officer variable incentive compensation program, or pay at risk. This program, including similar plans covering managers in specific operating divisions or locations, is applicable to about 600 of the Company's key managers, including all executive officers. For 1994, the criteria for the executive officer plan (including the chief executive officer and chief operating officer) specified percentages of the participants' compensation to be paid as additional cash compensation if the Company's return on shareholders' equity reached specified levels for the year or if predetermined division performance criteria were satisfied. The division performance criteria included factors such as division and location return on total capital, safety, and machine operating efficiency. Under this plan, approximately one-half of the chief executive officer's potential annual cash compensation was at risk, depending on the Company's financial performance.

     For the chief executive officer, payment under the 1994 program equaled 35.9% of base salary; under the criteria for 1994, a maximum payment of 90% of base salary could have been made only if the Company's performance had exceeded a return on shareholders' equity of 20.2%, or $5.42 per share. No payment was made to executive officers under the program for 1992 or 1993.

     In addition to the incentive compensation paid under the 1994 Key Executive Performance Plan, the committee awarded a special discretionary incentive payment for individuals who were executive officers as of January 1, 1994, payable when the Company reported positive net income for one complete quarter. The Company achieved this goal during the fourth quarter of 1994. The committee awarded the special incentive payment in recognition of the accomplishment by the executive officers of substantial improvements in productivity, cost reduction, product mix, fiber self-sufficiency, and implementation of Total Quality processes during the past three years. The payment amount, as a percentage of base salary, was based on competitive compensation data regarding the peer group companies. This payment equaled 20% of each executive officer's base salary, including that of the chief executive officer.

     Stock Options. The Company's long-term incentive compensation for executive officers and other key managers is provided through grants of stock options. The stock option plan has been approved by the Company's shareholders and is administered by the Executive Compensation Committee of the board of directors. Stock options have generally been granted to plan participants each year. The number of stock options granted is determined by a competitive compensation analysis and consultants' recommendations and is based on each individual's salary guideline and responsibility. The committee also considers the number and exercise price of options granted to individuals in the past. Corporate or business unit measures are not used by the committee in determining the size of individual option grants. All grants have been made with an exercise price equal to the fair market value of the Company's common stock on the date of grant.

     During 1994, stock options were granted to the Company's executive officers and other participating employees. Messrs. Fery and Harad each received a grant of an option to purchase 77,200 shares of the Company's common stock. In addition, Mr. Harad received a special performance stock option grant of 125,000 shares which is exercisable one year after the grant date and only after the Company's common stock achieves and maintains certain price levels for at least 20 consecutive trading days, as follows: 50% of the option may be exercised after the stock price reaches $36, another 25% after the stock price reaches $40, and the last 25% after the stock price reaches $45 per share. The option under this special performance option grant expires after five years. In determining the number of shares to include in Messrs. Fery's and Harad's grants (including Mr. Harad's special performance grant), the committee considered information about stock option grants to chairmen and chief executive officers of the peer group companies, including the number of shares granted to other chief executive officers and the value of those options, as well as the size of grants offered to the Company's other executive officers.

     The committee amended the stock option plan in 1994 to limit the number of shares that can be issued to any individual over the life of the plan to 15% of the total number of shares authorized by shareholders for issuance under the plan. This amendment, made in response to recent tax law changes, reflects the committee's view that the stock option plan is intended to provide long-term incentive compensation to a relatively broad spectrum of the Company's executives.

     Other Compensation Plans. Each of the Company's executive officers is entitled to receive additional compensation in the form of payments, allocations, or accruals under various compensation and benefit plans, as described more fully in the footnotes to the Summary Compensation Table and under "Other Benefit Plans." Each of these plans or programs is an integral part of the overall compensation program, which is designed to fairly compensate and effectively motivate superior long-term job performance and to enable the Company to continue to attract and retain executives with the abilities to build and manage the Company into the future.

     Compensation of Former Chief Executive Officer. Mr. Fery served as chief executive officer until his retirement on July 28, 1994. Mr. Fery's salary rate was increased April 1, 1994, to $719,004. Previously, Mr. Fery had not accepted a salary increase since April 1990. Mr. Fery's 1994 base salary rate, following the April increase, was above the midpoint of the designated salary guideline ($663,200) for the Company's chief executive officer. The April salary increase reflects the committee's evaluation of Mr. Fery's performance based on his 22 years of experience as the Company's chief executive officer and the committee's assessment that Mr. Fery successfully led the implementation of the Company's strategy, focusing on growth in business and printing papers, growth in the commercial channel of office products distribution, and growth in value-added building products through the early 1990s. This was accomplished while substantially lowering manufacturing, distribution, and overhead costs throughout the Company, improving its product mix, and increasing its fiber self-sufficiency in the Pacific Northwest. Mr. Fery also received a stock option grant in 1994, as previously described, and received payments under the incentive compensation plan and special incentive payment previously described.

     Mr. Fery will continue to serve as chairman of the board of directors through the annual shareholders meeting in April 1995, at which time he will retire from the board. He receives compensation for his services in that capacity as described under "Election of Directors -- Directors' Compensation."

     Compensation of Chief Executive Officer. Mr. Harad assumed responsibilities as the Company's chief executive officer upon Mr. Fery's retirement in July 1994. In connection with his assumption of these responsibilities, the committee reviewed the criteria discussed under "Base Salary" above and established Mr. Harad's base salary at $625,008. This reflects Mr. Harad's 23 years of experience with the Company and his role in the Company's strategic positioning, cost-effectiveness programs, and Total Quality evolution. This salary is below the midpoint of the designated salary guideline ($663,200) for the Company's chief executive officer. Mr. Harad also received a one-time performance stock option grant, as previously described. The performance stock option grant to Mr. Harad is intended to reward success in achieving substantial improvement in shareholder value, as measured by the market price of the Company's common stock. Mr. Harad also received payments under the Company's incentive compensation plan and the special incentive payment as previously described.

     Executive Compensation Committee of the Board of Directors.

               Robert E. Coleman, Chairman
               Anne L. Armstrong
               Robert K. Jaedicke
               Paul J. Phoenix
               A. William Reynolds
               Edson W. Spencer
               Robert H. Waterman, Jr.
               Ward W. Woods, Jr.

PERFORMANCE GRAPH

     The following graph provides a comparison of the five-year cumulative total return (assuming reinvestment of dividends) for the Standard & Poor's 500 index, the Standard & Poor's paper and forest products company index, and the Company.

  Measurement Period               Boise Cas-    Paper & For-       S&P 500
(Fiscal Year Covered)              cade Corp     est Products        Index
       1989                            100             100             100
       1990                          61.63           90.34           96.89
       1991                          55.53          114.59          126.42
       1992                          54.31          131.02          136.05
       1993                             62          144.40          149.76
       1994                          72.29          150.46          151.74

                                          BASE
                                         PERIOD        RETURN        RETURN         RETURN         RETURN         RETURN
COMPANY/INDEX NAME                        1989          1990          1991           1992           1993           1994
- -------------------------------------------------------------------------------------------------------------------------
Boise Cascade Corp.                       $100         $61.63        $ 55.53        $ 54.31        $ 62.00        $ 72.29
Paper & Forest Products                    100          90.34         114.59         131.02         144.40         150.46
S&P 500 Index                              100          96.89         126.42         136.05         149.76         151.74

     In 1994, Boise Cascade's total return to shareholders was 16.59%, compared with 4.20% for the paper and forest products sector of the Standard & Poor's 500 and 1.32% for the Standard & Poor's 500 itself.

     For the two-year period ending December 31, 1994, Boise Cascade's total return to shareholders was 32%, compared with 13.4% for the paper and forest products sector of the Standard & Poor's 500 and 11.1% for the Standard & Poor's 500 itself.

COMPENSATION TABLES

     The individuals named in the following tables were the six most highly compensated executive officers of the Company during 1994.

     The following table describes compensation earned by the named individuals during each of the last three years:

                                            SUMMARY COMPENSATION TABLE
- ----------------------------------------------------------------------------------------------------------------
                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                                  ANNUAL COMPENSATION             ------------
                                         --------------------------------------    SECURITIES
                                                                     OTHER         UNDERLYING
                                                                    ANNUAL          OPTIONS/        ALL OTHER
                                         SALARY($)   BONUS($)   COMPENSATION($)     SARS(#)      COMPENSATION($)
  NAME AND PRINCIPAL POSITION     YEAR      (1)        (2)            (3)             (4)              (5)
- ----------------------------------------------------------------------------------------------------------------
John B. Fery,                     1994   $694,128   $401,705        $ 1,512           77,200        $ 117,061
Chairman of the Board             1993    619,500          0            947           77,200           65,646
                                  1992    619,500          0          1,114                0           61,124

George J. Harad,                  1994    532,349    349,190            156          202,200           40,696
President and Chief               1993    435,003          0            669           39,200           18,393
  Executive Officer               1992    420,000          0            153           28,200           43,747

Peter G. Danis Jr.,               1994    366,000    191,345          2,440           22,300           45,356
Executive Vice President          1993    366,000          0         87,437           22,300           40,407
  and General Manager,            1992    360,750          0              0           16,000           39,392
  Office Products Distribution

N. David Spence,                  1994    256,242    135,757            487           16,400           23,837
Senior Vice President and         1993    239,502          0              0           14,500           19,435
  General Manager,                1992    220,008          0              0           10,400           17,217
  Paper Division

Alice E. Hennessey,               1994    255,501    134,882              0           16,400           33,729
Senior Vice President,            1993    248,004          0            310           16,400           29,349
  Human Resources and             1992    244,254          0            915           11,800           28,850
  Corporate Relations

Richard B. Parrish,               1994    253,257    133,839              0           16,400           31,584
Senior Vice President,            1993    245,004          0              0           14,500           27,092
  Building Products               1992    240,003          0             73           10,400           28,007
- ----------------------------------------------------------------------------------------------------------------

(1) Includes amounts deferred under the Company's SSRP and 1986 Executive Officer Deferred Compensation Plan. Mr. Fery's salary figure for 1994 includes his salary as chief executive officer until his retirement in July 1994 and his compensation following retirement for his continuing services as chairman of the board of directors.

(2) Payments, if any, under the Company's variable incentive compensation program. The amounts reported for 1994 include a formula-based nondiscretionary payment under the Company's variable incentive compensation program and a special discretionary payment. See "Executive
    Compensation -- Executive Compensation Committee Report -- Annual Variable Incentive Compensation."

(3) The amounts shown in this column reflect the amount of federal income tax incurred by the named executive and paid by the Company relating to various executive officer benefits. In addition, for 1993, the aggregate cost to the Company of providing perquisites received by Peter G. Danis Jr. is also reported and includes $77,659 of expenses incurred by the Company in connection with relocating Mr. Danis at the Company's request. The cost of all the various perquisites incurred by the Company during these years for each of the named executive officers, except for Peter G. Danis Jr. for 1993, is not included in this column, because the amount did not exceed the lesser of $50,000 or 10% of the executive's compensation during each year.

(4) Grants under the Company's 1984 Key Executive Stock Option Plan. The number of shares granted to Mr. Harad in 1994 includes a special performance stock option grant of 125,000 shares as described under "Executive Compensation -- Executive Compensation Committee Report -- Stock Options."

(5) Amounts disclosed in this column include $73,515 of vacation pay for Mr. Fery and the following:

- ------------------------------------------------------------------------------------------------------------------
                                          COMPANY MATCHING
                                          CONTRIBUTIONS TO
                                              THE 1986           ACCRUALS OF
                                             EXECUTIVE          ABOVE-MARKET                            COMPANY-
                                              OFFICER         INTEREST ON 1986         COMPANY        PAID PORTION
                                              DEFERRED        EXECUTIVE OFFICER    ALLOCATIONS TO     OF EXECUTIVE
                                          COMPENSATION OR         DEFERRED          THE EMPLOYEE      OFFICER LIFE
                                             SSRP PLANS       COMPENSATION PLAN    STOCK OWNERSHIP     INSURANCE
                                  YEAR         ($)(*)           BALANCES ($)           PLAN($)        PROGRAMS($)
- ------------------------------------------------------------------------------------------------------------------
John B. Fery....................  1994        $  6,505             $29,857             $   500          $  6,684
                                  1993          26,019              31,721               1,600             6,306
                                  1992          26,019              27,523               1,600             5,982
George J. Harad.................  1994          27,609               6,855               3,000             3,232
                                  1993           6,720               6,758               1,600             3,315
                                  1992          17,640               5,493               1,600            19,014
Peter G. Danis Jr. .............  1994          18,446              19,795               3,000             4,115
                                  1993          15,372              19,017               1,600             4,418
                                  1992          15,152              15,551               1,600             7,089
N. David Spence.................  1994          12,944               4,688               1,595             4,610
                                  1993          10,059               4,281                 784             4,311
                                  1992           9,240               3,313                 704             3,960
Alice E. Hennessey..............  1994          12,898              12,414               3,000             5,417
                                  1993          10,416              11,831               1,600             5,502
                                  1992          10,259               9,582               1,600             7,409
Richard B. Parrish..............  1994          12,787               7,795               3,000             8,002
                                  1993          10,290               7,484               1,600             7,718
                                  1992          10,080               6,121               1,600            10,206
- ------------------------------------------------------------------------------------------------------------------

(*) The Company's 1986 Executive Officer Deferred Compensation Plan is an unfunded plan pursuant to which executive officers may irrevocably elect to defer receipt of a portion (6% to 20%) of their base salary until termination of employment or beyond. Amounts so deferred are credited with imputed interest at a rate equal to 130% of Moody's Composite Average of Yields on Corporate Bonds. The Company's SSRP is a profit-sharing plan qualified under Section 401(a) of the Internal Revenue Code which contains a cash or deferred arrangement meeting the requirements of Section 401(k) of the Code.

     Stock Options. The following table provides detailed information regarding option grants under the Key Executive Stock Option Plan ("KESOP") during 1994 to the six executives named in the Summary Compensation Table:

                                                  OPTION/SAR GRANTS IN 1994
- --------------------------------------------------------------------------------------------------------------------
                                    INDIVIDUAL GRANTS                                               POTENTIAL
- ------------------------------------------------------------------------------------------      REALIZABLE VALUE
                                   NUMBER OF                                                    AT ASSUMED ANNUAL
                                   SECURITIES       PERCENT OF                                   RATES OF STOCK
                                   UNDERLYING     TOTAL OPTIONS/    EXERCISE                   PRICE APPRECIATION
                                  OPTIONS/SARS   SARS GRANTED TO     OR BASE                   FOR OPTION TERM(2)
                                    GRANTED        EMPLOYEES IN       PRICE     EXPIRATION   -----------------------
              NAME                    (#)          FISCAL YEAR      ($/SH)(1)      DATE        5%($)        10%($)
- --------------------------------------------------------------------------------------------------------------------
John B. Fery....................      77,200             7.4%        $24.875      7/29/04    $1,207,699   $3,060,542
George J. Harad.................      77,200             7.4          24.875      7/29/04     1,207,699    3,060,542
                                     125,000(3)        12.02          24.875      7/29/99             0    1,423,728
Peter G. Danis Jr...............      22,300             2.2          24.875      7/29/04       348,856      884,069
N. David Spence.................      16,400             1.6          24.875      7/29/04       256,558      650,167
Alice E. Hennessey..............      16,400             1.6          24.875      7/29/04       256,558      650,167
Richard B. Parrish..............      16,400             1.6          24.875      7/29/04       256,558      650,167
- --------------------------------------------------------------------------------------------------------------------

(1) Under the KESOP, the exercise price must be the fair market value at the date of grant. Options granted under this plan during 1994 were fully vested when granted. However, except for specific situations, the options are not exercisable until one year after the date of the grant. Under the plan, no options may be granted after July 24, 2004.

(2) The dollar amounts in these columns are based on price appreciation calculations established by the SEC and are not intended to forecast possible future appreciation of the Company's common stock price. Based on these price appreciation calculations and an assumed beginning stock value of $24.875, at the date of expiration the Company's outstanding common stock would be trading at $40.52 and $64.52 per share, respectively, which represents in aggregate a potential realizable increase in stock value for common stock shareholders of $599 million and $1.518 billion, respectively. The dollar amount shown for the named executives is not discounted to present value and is prior to payment of federal and state taxes.

(3) During 1994, Mr. Harad received a special performance stock option grant of 125,000 shares as described under "Executive Compensation -- Executive Compensation Committee Report -- Stock Options." These options are exercisable one year after the grant date and only after the Company's common stock achieves and maintains certain price levels for at least 20 consecutive trading days, as follows: 50% of the option may be exercised after the stock price reaches $36, another 25% after the stock price reaches $40, and the last 25% after the stock price reaches $45 per share. The option under this special performance option grant expires after five years.

     The following table sets forth information concerning the exercise of stock options during 1994 and the year-end value of all unexercised stock options granted under the KESOP to the six executives named in the Summary Compensation Table.

                       AGGREGATE OPTION/SAR EXERCISES FOR 1994 AND 1994 OPTION/SAR VALUES
- -------------------------------------------------------------------------------------------------------------------
                                                                                                VALUE OF
                                                                 NUMBER OF                     UNEXERCISED
                                                           SECURITIES UNDERLYING              IN-THE-MONEY
                                                           UNEXERCISED OPTIONS/              OPTIONS/SARS AT
                          SHARES ACQUIRED     VALUE         SARS AT 12/31/94(#)                12/31/94($)
          NAME             UPON EXERCISE     REALIZED    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE(1)
- -------------------------------------------------------------------------------------------------------------------
John B. Fery............       63,335        $278,007         354,585/ 77,200               $ 566,163/144,750
George J. Harad.........       12,501          72,287         224,750/202,200                 678,200/379,125
Peter G. Danis Jr.......            0               0         138,284/ 22,300                 301,525/ 41,813
N. David Spence.........            0               0          69,983/ 16,400                 225,325/ 30,750
Alice E. Hennessey......            0               0          89,468/ 16,400                 221,975/ 30,750
Richard B. Parrish......            0               0          78,134/ 16,400                 196,075/ 30,750
- -------------------------------------------------------------------------------------------------------------------

(1) This column indicates the aggregate amount, if any, by which the common stock share price on December 31, 1994, exceeded the options' exercise price.

OTHER BENEFIT PLANS

     Deferred Compensation. Under the 1982 Executive Officer Deferred Compensation Plan, individuals elected as executive officers prior to January 1, 1987, had an opportunity to defer not less than 6% or more than 10% of their total compensation earned during a period of four years. In addition, each participant could elect to have an amount of up to 3.6% of his or her compensation contributed to the plan by the Company in lieu of the Company matching contributions to the Company's Savings and Supplemental Retirement Plan ("SSRP"). This plan is not funded, but the cost to the Company has been largely offset by participant salary deferrals. The benefit payable upon retirement at age 65 is determined by the amount of salary deferred, any amounts contributed by the Company, and the number of years to normal retirement age at the time of contribution. The benefits are payable in 180 monthly installments. Participants may also elect to receive their accrued account amount in a lump sum, subject to a 10% penalty and suspension of the opportunity to make contributions to any deferred compensation plan of the Company for a specified period of time.

     The following table sets forth the contributions and benefits under the 1982 plan for the named individuals participating in the plan as of December 31, 1994.

- ---------------------------------------------------------------------------------------------------------------------
                                                                    YEARS OF
                                                                     SERVICE
                                                                 UPON ATTAINMENT     PARTICIPANT'S     ANNUAL BENEFIT
                                                                    OF AGE 65          DEFERRAL          AT AGE 65
- ---------------------------------------------------------------------------------------------------------------------
George J. Harad................................................         38              $87,225           $118,120
Peter G. Danis Jr..............................................         29               91,275             88,152
Alice E. Hennessey.............................................         43               68,551             96,408
Richard B. Parrish.............................................         42               71,343            113,688
- ---------------------------------------------------------------------------------------------------------------------

     Pension Plan. The estimated annual benefits payable upon retirement at age 65 under the Company's Pension Plan for Salaried Employees for specified high-five-year average remuneration and years-of-service classifications are described in the following table:

                                                    PENSION PLAN TABLE
- ---------------------------------------------------------------------------------------------------------------------
                                                                   YEARS OF SERVICE
                                  -----------------------------------------------------------------------------------
        REMUNERATION                 15             20             25             30             35             40
- ---------------------------------------------------------------------------------------------------------------------
  $ 200,000                       $ 37,500       $ 50,000       $ 62,500       $ 75,000       $ 87,500       $100,000
    250,000                         46,875         62,500         78,125         93,750        109,375        125,000
    300,000                         56,250         75,000         93,750        112,500        131,250        150,000
    400,000                         75,000        100,000        125,000        150,000        175,000        200,000
    500,000                         93,750        125,000        156,250        187,500        218,750        250,000
    600,000                        112,500        150,000        187,500        225,000        262,500        300,000
    700,000                        131,250        175,000        218,750        262,500        306,250        350,000
    800,000                        150,000        200,000        250,000        300,000        350,000        400,000
    900,000                        168,750        225,000        281,250        337,500        393,750        450,000
  1,000,000                        187,500        250,000        312,500        375,000        437,500        500,000
- ---------------------------------------------------------------------------------------------------------------------

     The pension plan entitles each vested employee, including executive officers, to an annual pension benefit at normal retirement equal to 1 1/4% of the highest average of any five consecutive years of salary and other compensation (as defined in the plan) out of the last ten years of employment, multiplied by the employee's years of service.

     The years of service determined under the provisions of the plan as of December 31, 1994, for each of the executive officers listed in the Summary Compensation Table were as follows: John B. Fery, 38; George J. Harad, 24; Peter
G. Danis Jr., 27; N. David Spence, 18; Alice E. Hennessey, 32; and Richard B. Parrish, 34.

     For purposes of determining the benefit amount under the pension plan, an employee's base salary is used, plus amounts earned under the Company's variable incentive compensation program (only "Salary" and "Bonus" from the Summary Compensation Table). The Company-provided pension would, as of December 31, 1994, be based on the following compensation amounts, which represent the highest average of each executive's annual compensation during any five consecutive years for 1985 through 1994: Messrs. Fery, $850,844; Harad, $479,348; Danis, $435,768; Spence, $275,822; and Parrish, $290,163; and Mrs.
Hennessey, $288,773.

     Benefits are computed (as in the foregoing table) on a straight-life annuity basis and are not subject to offset by social security or other retirement-type benefits. An employee is 100% vested in his or her pension benefit after five years of service, except for certain breaks in service. If an employee is entitled to a pension benefit under the Company's pension plan in excess of the limitations imposed by the Internal Revenue Code on tax-qualified plans, the Company has an unfunded Supplemental Pension Plan, under which the excess benefits will be paid from the Company's general assets. The benefit earned under the qualified pension plan is reduced by deferred compensation under any nonqualified deferred compensation plan of the Company. The Company's Supplemental Pension Plan will also provide payments to the extent that participation in these deferred compensation plans has the effect of reducing an individual's pension benefit under the qualified plan.

     The plan provides that in the event of a change in control of the Company (as defined in the plan), the ability of the Company or its successor to recoup surplus plan assets, if any, will be restricted. In general, after a change in control, if (a) the plan is terminated, (b) the plan is merged or consolidated with another plan, or (c) the assets of the plan are transferred to another plan, then the surplus assets of the plan, if any, will be allocated among the participants and beneficiaries on a pro rata basis. This restriction may not be amended after a change in control without the consent of a majority (in number and interest) of plan participants and beneficiaries.

     Supplemental Early Retirement Plan. The Company also has a Supplemental Early Retirement Plan for executive officers 55 years of age or older who have ten or more years of service with the Company and who retire or are requested to retire at the Company's convenience prior to the normal retirement age of 65. The plan pays the executive officer an early retirement benefit prior to age 65 equal to the amount of the officer's benefit calculated under the Pension Plan for Salaried Employees without reduction due to early retirement.

     Executive Officer Agreements. The Company has entered into agreements with all the executive officers of the Company which formalize the Company's intention to pay severance benefits in the event that any of those persons' employment with the Company is terminated subsequent to a change in control of the Company (as defined in the agreements). The board of directors believes that these executive officers have made and will continue to make substantial contributions to the Company and its future business prospects. The agreements are intended to induce the executive officers to remain in the employ of the Company and to help ensure that the Company and the board of directors will have the benefit of these executive officers' services without distraction in the face of a change in control of the Company. The agreements generally protect benefits the executive officers have already earned or have a reasonable right to expect, based on existing Company benefit plans, in the event of termination of employment.

     Under the agreements, benefits are paid if, after a change in control, the Company terminates the employee other than for cause, disability, or retirement (as defined in the agreements) or if the employee terminates his or her employment for good reason (as defined in the agreements). These severance benefits include: (a) the employee's salary through the termination date; (b) severance pay in accordance with the Company's Severance Pay Policy for Executive Officers, which is currently an amount equal to the employee's annual base salary; (c) vacation pay in accordance with the Company's Vacation Policy;
(d) an amount equal to any earned but unpaid bonus under the Key Executive Performance Plan for the year preceding termination and an award under the Key Executive Performance Plan equal to the greater of 30% of base salary prorated through the month in which termination occurs or the actual award through the end of the month prior to termination based upon the award criteria for the plan in which the employee is participating prorated through the month in which termination occurs; (e) a cash payment equal to the net value of stock options held by the employee (as determined in accordance with the agreements), plus an amount equal to tax offset bonuses, if any, which would be payable upon exercise of such options; (f) benefits under the Company's Supplemental Early Retirement Plan; and (g) certain additional retirement and other employee benefits. The agreements also provide that following such termination of employment, the Company will maintain, at the Company's expense, in full force and effect for up to one year, all employee benefit plans and programs in which the employee was entitled to participate immediately prior to the date of termination, or will substitute arrangements providing substantially similar benefits, and will also continue its participation in the Executive Officer Life Insurance Program until the insurance policy is fully paid. The agreements also provide that the Company will pay legal fees and expenses incurred by the employee to enforce his or her rights or benefits under the agreements.

     Under the agreements, each executive officer is obligated to remain in the employ of the Company for a period of six months following the first potential change in control of the Company (as defined in the agreements). The aggregate amount of payments and other benefits (not including legal fees, if any) which would be paid pursuant to the executive officer agreements, if determined as of December 31, 1994, would be approximately as follows: Messrs. Fery, $968,818; Harad, $2,660,278; Danis, $878,505; Spence, $623,352; and Parrish, $619,196; and
Mrs. Hennessey, $635,748 (payments which would be made subsequent to the termination date have been discounted as of December 31, 1994, in accordance with the requirements of Section 280G of the Internal Revenue Code, at a rate of 8.78%). In the case of Mr. Harad, the aggregate amount of payments under these agreements would be significantly less if he had attained the age of 55 years and thereby was vested in the Company's Supplemental Early Retirement Plan. Actual payments at any future date, if made, may vary, depending in part upon the accruals under the variable compensation plans and benefit plans and upon the market price of the Company's common stock.

     Each agreement continues in effect until December 31, 1996, and is automatically extended on each January 1 for a new three-year period, unless by September 30 of the preceding year, the Company gives notice that it does not wish to extend the agreement. The agreements concisely summarize the Company's compensation plans, practices, and intent in the event of termination subsequent to a change in control of the Company. The board of directors believes the agreements are in the best interests of the Company and the shareholders.

     Deferred Compensation and Benefits Trust. The Company has established a deferred compensation and benefits trust to ensure that participants and their beneficiaries under several of the Company's nonqualified and unfunded deferred compensation plans and the executive officer agreements will receive benefits they have earned and to which they are entitled in the event of a change in control of the Company (as defined in the plans and the agreements). Under the terms of the plans and agreements, the trust will be revocably funded in the event of a potential change in control. Upon any actual change in control, the funding will be irrevocable, and the trust will make payment to participants under the plans and agreements on behalf of the Company. The trustee's fees and expenses will be paid by the Company or out of the trust assets. The trust assets will be accessible to the claims of creditors of the Company in the event of bankruptcy or insolvency. The existence and any subsequent funding of the trust will not increase the benefits to which any individual participants are entitled under any of the covered plans and agreements.

     Indemnification. The Company will indemnify, to the extent permitted by Delaware law, its directors and officers against liabilities (including expenses, judgments, and settlements) incurred by them in connection with any actual or threatened action, suit, or proceeding to which they are or may become parties and which arises out of their status as directors and officers. The Company has obtained insurance which insures, within stated limits, the directors and officers against these liabilities. The aggregate amount of the premium on the policies for 1994 was $925,843.

INFORMATION AVAILABLE TO SHAREHOLDERS

     The Company's 1994 Annual Report is being mailed to shareholders with this proxy statement. Copies of the 1994 Annual Report to shareholders and the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission may be obtained without charge from the Company's Corporate Communications Department, 1111 West Jefferson Street, P.O. Box 50, Boise, Idaho 83728-0001. Financial statements are also on file with the Securities and Exchange Commission, Washington, D.C., and with the New York, Chicago, and Pacific Stock Exchanges.

SHAREHOLDER PROPOSALS

     Shareholder Proposals in Company's Proxy Statement. Shareholders wishing to submit proposals for inclusion in the Company's proxy statement for the 1996 annual meeting of shareholders must submit their proposals for receipt by the Company not later than November 7, 1995.

     Shareholder Proposals Not in Company's Proxy Statement. Shareholders wishing to present proposals for action at a meeting of the Company's shareholders must do so in accordance with the Company's bylaws. A shareholder must give timely notice of the proposed business to the Corporate Secretary. To be timely, a shareholder's notice must be in writing, delivered or mailed (postage prepaid) to and received by the Corporate Secretary not less than 60 days or more than 90 days prior to the meeting, provided, however, that if less than 65 days' notice or prior public disclosure of the date of the meeting is given to shareholders, notice by the shareholder, to be timely, must be received by the Corporate Secretary not later than the close of business on the seventh day following the day on which notice of the date of the meeting was mailed or public disclosure was made. For each matter the shareholder proposes to bring before the meeting, the notice to the Corporate Secretary must include: (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting, (b) the name and record address of the shareholder proposing the business, (c) the class and number of shares of the Company's stock which are beneficially owned by the shareholder, and (d) any material interest of the shareholder in the business to be brought before the meeting.

     The chairman of the meeting may, if the facts warrant, determine and declare that the business was not properly brought before the meeting in accordance with the Company's bylaws.

     Shareholder Nominations for Directors. In accordance with the Company's Restated Certificate of Incorporation and bylaws, shareholders wishing to directly nominate candidates for the board of directors must do so in writing, delivered or mailed (postage prepaid) to and received by the Corporate Secretary not less than 30 days or more than 60 days prior to any meeting of shareholders called for the election of directors, provided, however, that if less than 35 days' notice or prior public disclosure of the date of the meeting is given to shareholders, the nomination must be received by the Corporate Secretary not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. The notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination, (b) the name, age, business address and, if known, residence address of each nominee, (c) the principal occupation or employment of each nominee, (d) the number of shares of stock of the Company which are beneficially owned by each nominee and by the nominating shareholder,
(e) any other information concerning the nominee that must be disclosed about nominees in proxy solicitations pursuant to Regulation 14A of the Securities Exchange Act of 1934, and (f) the executed consent of each nominee to serve as a director of the Company if elected.

     The chairman of the meeting of shareholders may, if the facts warrant, determine that a nomination was not made in accordance with the proper procedures. If the chairman does so, the chairman shall so declare to the meeting and the defective nomination shall be disregarded.

BENEFICIAL OWNERSHIP

     The table below sets forth certain information as of December 31, 1994, as to each person or entity known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities:

- ------------------------------------------------------------------------------------------------------------------------
                                                                                            NUMBER OF
                                                                                              SHARES
                                                      NAME AND ADDRESS                     BENEFICIALLY         PERCENT
           TITLE OF CLASS                            OF BENEFICIAL OWNER                      OWNED             OF CLASS
- ------------------------------------------------------------------------------------------------------------------------
Common Stock,                       Sanford C. Bernstein & Co., Inc.                         3,169,448(1)          8.3%
  $2.50 Par Value                   One State Street Plaza
                                    New York, NY 10004

Common Stock,                       State Street Bank and                                    3,310,352(2)          8.6%
  $2.50 Par Value                   Trust Company*
                                    225 Franklin Street
                                    Boston, MA 02110

Common Stock,                       Franklin Resources, Inc.                                 3,488,216(3)          9.1%
  $2.50 Par Value,                  777 Mariners Island Boulevard
  and Common Stock                  San Mateo, CA 94404
  Equivalents

Common Stock,                       Merrill Lynch & Co., Inc.                                2,026,867(4)          5.1%
  $2.50 Par Value,                  World Financial Center,
  and Common Stock                  North Tower
  Equivalents                       250 Vesey Street
                                    New York, NY 10281
                         ---------------------------------------------------------------
Convertible                         State Street Bank and Trust Company, as Trustee for      6,294,891(5)          100%
  Preferred Stock, Series D         the Boise Cascade Corporation Employee Stock
                                    Ownership Plan (ESOP)
                                    225 Franklin Street
                                    Boston, MA 02110
                         ---------------------------------------------------------------
Depositary Shares of Conversion     Rockrimmon Securities                                    1,103,900(6)         12.8%
  Preferred Stock, Series E         120 Broadway - 7th Floor
                                    New York, NY 10271
                         ---------------------------------------------------------------
Depositary Shares of Conversion     Highbridge Capital Corporation                             866,000(7)         10.0%
  Preferred Stock, Series G         Dubin & Swieca Asset Management, Inc.
                                    Dubin & Swieca Capital Management, Inc.
                                    767 Fifth Avenue
                                    New York, NY 10153

Depositary Shares of Conversion     J.P. Morgan & Co., Incorporated                            490,500(8)          5.7%
  Preferred Stock, Series G         60 Wall Street
                                    New York, NY 10260

Depositary Shares of Conversion     Scudder, Stevens & Clark, Inc.                             843,200(9)          9.8%
  Preferred Stock, Series G         345 Park Avenue
                                    New York, NY 10154

 *  Approximately 84.6% of these shares are held by State Street Bank and Trust
    Company in its capacity as trustee for the Company's employee savings plans.
- ------------------------------------------------------------------------------------------------------------------------

(1) Sanford C. Bernstein & Co., Inc., reported on a Schedule 13G that it was the beneficial owner of 3,169,448 shares of the Company's common stock. This report indicates that Sanford C. Bernstein & Co., Inc., has sole voting power for 1,764,595 shares and sole investment power for all 3,169,448 shares.

(2) State Street Bank and Trust Company reported on a Schedule 13G that it was the beneficial owner of 3,310,352 shares of the Company's common stock. Included in the reported shares were 2,799,490 shares of Boise Cascade common stock held by State Street Bank and Trust Company as trustee for three of the Company's defined contribution plans, representing approximately 7.3% of the Company's common stock outstanding on that date. The trustee, subject to participants' directions, has voting and investment authority for these shares held in the Company's plans. State Street Bank and Trust Company has sole voting power for 287,677 shares and sole investment power for all 510,862 shares not held as trustee for the Company's benefit plans.

(3) Franklin Resources, Inc., reported on a Schedule 13G that it was the beneficial owner of 3,488,216 shares of the Company's common stock (3,455,135 shares of the Company's common stock and 41,300 depositary shares of the Company's conversion preferred stock, which is equivalent to 33,081 shares of the Company's common stock). This report indicates that Franklin Resources, Inc., has sole voting power for 3,093,216 shares, shared voting power for 395,000 shares, and shared investment power for all 3,488,216 shares.

(4) Merrill Lynch & Co., Inc., reported on a Schedule 13G that it was the beneficial owner of 2,026,867 shares of the Company's common stock (599,017 shares of the Company's common stock and 1,487,550 depositary shares of the Company's conversion preferred stock, which is equivalent to 1,427,850 shares of the Company's common stock). This report indicates that Merrill Lynch & Co., Inc., has shared voting and investment power for all 2,026,867 shares.

(5) State Street Bank and Trust Company, as trustee for the Employee Stock Ownership Plan ("ESOP") fund of the Savings and Supplemental Retirement Plan, held 6,294,891 shares of the preferred stock. The shares of preferred stock held by the ESOP represent approximately 13.6% of the Company's voting securities outstanding as of December 31, 1994. The trustee, subject to participants' directions, has voting and investment authority for the ESOP shares. The shares of preferred stock held by the ESOP are convertible into approximately 5,058,385 shares of the Company's common stock, which would represent approximately 11.7% of the Company's common stock outstanding on December 31, 1994, assuming the shares of preferred stock were converted as of that date.

(6) Rockrimmon Securities reported on a Schedule 13G that it was the beneficial owner of 1,103,900 depositary shares of the Company's conversion preferred stock, Series E. This report indicates that Rockrimmon Securities has sole voting and investment power for all 1,103,900 depositary shares.

(7) Highbridge Capital Corporation, Dubin & Swieca Asset Management, Inc., and Dubin & Swieca Capital Management, Inc., reported on a Schedule 13G that they were the beneficial owner of 866,000 depositary shares of the Company's conversion preferred stock, Series G. This report indicates that Highbridge Capital Corporation, Dubin & Swieca Asset Management, Inc., and Dubin & Swieca Capital Management, Inc., have shared voting and investment power for all 866,000 depositary shares.

(8) J.P. Morgan & Co., Incorporated, reported on a Schedule 13G that it was the beneficial owner of 490,500 depositary shares of the Company's conversion preferred stock, Series G. This report indicates that J.P. Morgan & Co., Incorporated, has sole voting power for 400,000 depositary shares, shared voting power for 8,800 depositary shares, sole investment power for 373,700 depositary shares, and shared investment power for 116,800 depositary shares.

(9) Scudder, Stevens & Clark, Inc., reported on a Schedule 13G that it was the beneficial owner of 843,200 depositary shares of the Company's conversion preferred stock, Series G. This report indicates that Scudder, Stevens & Clark, Inc., has sole voting power for 338,100 depositary shares, shared voting power for 96,300 depositary shares, and sole investment power for all 843,200 depositary shares.

PROXIES AND VOTING AT THE MEETING

     As of March 1, 1995, the record date for the determination of shareholders entitled to vote at the meeting, 47,000,989 shares of the Company's common stock; 6,225,286 shares of the Company's convertible preferred stock, Series D; and 862,500 shares of the Company's conversion preferred stock, Series G, were outstanding. Each holder of record of the outstanding shares of common stock and Series D and Series G preferred stock on the record date is entitled to one vote for each share held on every matter submitted to the meeting. Holders of depositary shares, representing shares of Series G preferred stock, are entitled to direct the depositary how to vote the shares of Series G preferred stock held by the depositary. For voting purposes, each depositary share represents one-tenth share of Series G preferred stock.

     The trustee of the Employee Stock Ownership Plan fund of the Company's Savings and Supplemental Retirement Plan and the Boise Cascade Corporation Common Stock Fund of the Company's Savings and Supplemental Retirement Plan, Qualified Employee Savings Trust (QUEST), and Retirement Savings Plan (RSP) will vote the shares held in the trust in accordance with the voting instructions of the participants of the respective plans. Shares not voted by individuals and shares not yet allocated to individual accounts will be voted by the trustee in proportion to the instructions received from voting participants.

PROXY SOLICITATION

     The cost of soliciting proxies, including the cost of reimbursing brokers for forwarding proxies and proxy material to their principals, will be borne by the Company. Proxies also may be solicited personally or by telephone or electronic transmission by directors, officers, and other employees of the Company, but these persons will not be specially compensated for this service. The Company has retained D. F. King and Company Inc. at a fee estimated not to exceed $22,000, plus expenses, to aid in distributing materials and soliciting proxies.

     YOU ARE REQUESTED TO PROMPTLY SIGN, DATE, AND RETURN THE ENCLOSED PROXY SO THAT IT WILL BE AVAILABLE FOR USE AT THE MEETING.

                                          A. James Balkins III
                                          Vice President,
                                          Associate General Counsel,
                                          and Corporate Secretary

March 7, 1995

                                   EXHIBIT A

                           BOISE CASCADE CORPORATION
                           DIRECTOR STOCK OPTION PLAN
                           ADOPTED DECEMBER 15, 1994

 1. PLAN ADMINISTRATION AND ELIGIBILITY

     1.1 Purpose. The purpose of the Boise Cascade Corporation Director Stock Option Plan (the "Plan") is to encourage ownership of the Company's common stock by its nonemployee directors.

     1.2 Administration. This Plan shall be administered by the Executive Compensation Committee (the "Committee") of the Board of Directors of the Company. The Committee shall have full authority to administer this Plan, including authority to interpret and construe any provision of this Plan and to adopt such rules for administration of this Plan as it may deem necessary or appropriate. Decisions of the Committee shall be final and binding on all persons who have an interest in this Plan.

     1.3 Participation in the Plan. Individuals who are directors of the Company as of each January 1, and who are not employees of the Company or any of its subsidiaries, are eligible to receive grants of options in that calendar year in accordance with Section 3.1 of this Plan ("Eligible Directors").

 2. STOCK SUBJECT TO THE PLAN

     2.1 Number of Shares. The maximum number of shares of the Company's $2.50 par value Common Stock ("Common Stock" or "Shares") which may be issued pursuant to options granted under this Plan shall be one hundred thousand Shares, subject to adjustment as provided in Section 4.4.

     2.2 Nonexercised Shares. If any outstanding option under this Plan for any reason expires or is terminated without having been exercised in full, the Shares allocable to the unexercised portion of the option shall again become available for issuance under options granted pursuant to this Plan.

     2.3 Share Issuance. Upon the exercise of an option, the Company may issue new Shares or reissue Shares previously repurchased by or on behalf of the Company.

 3. OPTIONS

     3.1 Option Grant Dates. Options shall be granted automatically to each Eligible Director on July 31 of each year (or, if July 31 is not a business day, on the immediately preceding trading day) (the "Grant Date"). Any Eligible Director first elected as a director after July 31 but prior to December 31 in any year shall be granted an option covering the same number of shares as options granted to other Eligible Directors on the Grant Date for that calendar year. The Grant Date for an option granted to a newly-elected director hereunder shall be the date of such director's election to the board, and the Option Price of such option shall be determined as of such Grant Date.

     3.2 Option Price. The purchase price per share for the Shares covered by each option shall be the closing price for a share of Common Stock as reported on the composite tape by the New York Stock Exchange on the Grant Date (the "Option Price").

     3.3 Number of Option Shares. The number of Shares subject to options granted to each participating director on each Grant Date will be 1,000. The board of directors may increase or decrease this number, not more frequently than once each year, by action taken at least six months prior to the Grant Date for which such increase or decrease is effective.

     3.4 Director Terminations. If a director participating in this Plan retires, resigns, dies, or otherwise terminates his or her position on the Company's Board of Directors prior to January 1 of any year, he or she shall not be eligible to receive a grant of an option in the year immediately following the year in which he or she so terminates.

     3.5 Written Documentation. Each grant of an option under this Plan shall be evidenced in writing, which shall comply with and be subject to the terms and conditions contained in this Plan.

     3.6 Nonstatutory Stock Options. Options granted under this Plan shall not be entitled to special tax treatment under Section 422A of the Internal Revenue Code of 1986.

     3.7 Period of Option. Options may be exercised 12 months after their Grant Date, provided, however, that options held by a director shall be immediately exercisable upon the occurrence of any of the events described in Section 3.11, recognizing that Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Act"), may limit a director's ability to resell the Shares acquired upon the exercise until six months after the Grant Date. No option shall be exercisable after the earlier to occur of (a) three years from the date upon which the option holder terminates his or her position as a director of the Company or (b) ten years from the option's Grant Date.

     3.8 Exercise of Options. Options may be exercised only by written notice to the secretary of the Company and payment of the exercise price in (i) cash,
(ii) Shares, (iii) a loan from the Company, or (iv) delivery of an irrevocable written notice instructing the Company to deliver the Shares being purchased to a broker selected by the Company, subject to the broker's written guarantee to deliver cash to the Company, in each case equal to the full consideration of the Option Price for the Shares which are being exercised. Options may be exercised in whole or in part.

     3.9 Options Nontransferable. Each option granted under this Plan shall not be transferable by the optionee other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder. No option granted under this Plan, or any interest therein, may be otherwise transferred, assigned, pledged, or hypothecated by the director to which the option was granted during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment, or similar process.

     3.10 Exercise by Representative Following Death of Director. A director, by written notice to the Company, may designate one or more persons (and from time to time change such designation), including his or her legal representative, who, by reason of the director's death, shall acquire the right to exercise all or a portion of an option granted under this Plan. Any exercise by a representative shall be subject to the provisions of this Plan.

     3.11  Acceleration of Stock Options.

        3.11.1 Merger or Consolidation. Notwithstanding Section 3.7, in the event of a dissolution or a liquidation of the Company or a merger and consolidation in which the Company is not the surviving corporation, any unexercised options granted prior to the date of the merger or consolidation shall become exercisable immediately prior to the date of the merger or consolidation.

        3.11.2 Change of Control. If, while unexercised options remain outstanding hereunder, (i) any "person" (as this term is used in Sections 13(d) and 14(d) of the Act) other than the Company or an employee benefit plan maintained by the Company is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities or (ii) during any period of two consecutive years, individuals who at the beginning of the period constitute the Company's board of directors, including for this purpose any new director whose election or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, cease for any reason to constitute a majority of the members of the board, then from and after the date on which public announcement of the acquisition of such percentage is made or the date on which the change in the composition of the Board set forth above occurs, all options previously granted under this Plan shall be immediately exercisable in full.

 4. GENERAL PROVISIONS

     4.1 Effective Date of This Plan. This Plan shall be effective December 16, 1994, subject to approval by the shareholders of the Company. Options may be granted under this Plan only after shareholder approval of this Plan.

     4.2 Duration of This Plan. This Plan shall remain in effect until all Shares subject to option grants have been purchased or all unexercised options have expired. Notwithstanding the foregoing, no options may be granted pursuant to this Plan on or after the tenth anniversary of this Plan's effective date.

     4.3 Amendment of This Plan. The board of directors may suspend or discontinue this Plan or revise or amend it in any respect, provided, however, that without approval of a majority of the Company's shareholders no revision or amendment shall (i) change the number of Shares subject to this Plan (except as provided in Section 4.4), (ii) change the designation of the class of directors eligible to participate in the Plan, (iii) change the exercise price of the options, or (iv) materially increase the benefits accruing to participants under or the cost of this Plan to the Company. Moreover, in no event may Plan provisions be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules and regulations thereunder. No amendment, modification, or termination of this Plan shall in any manner adversely affect the rights of any director holding options granted under this Plan without his or her consent.

     4.4 Changes in Shares. In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other change in the corporate structure or capitalization affecting the Shares, appropriate adjustment shall be made in the number (including the aggregate numbers specified in Section 2.1) and kind of Shares or other securities which are or may become subject to options granted under this Plan prior to and subsequent to the date of the change.

     4.5  Limitation of Rights.

        4.5.1 No Right to Continue as a Director. Neither this Plan, nor the granting of an option under this Plan, nor any other action taken pursuant to this Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a director for any period of time, or at any particular rate of compensation.

        4.5.2 No Shareholders' Rights for Options. An optionee shall have no rights as a shareholder with respect to the Shares covered by his or her options until the date of the issuance to him or her of a stock certificate therefor.

     4.6 Assignments. The rights and benefits under this Plan may not be assigned except as provided in Sections 3.9 and 3.10.

     4.7 Notice. Any written notice to the Company required by any of the provisions of this Plan shall be addressed to the secretary of the Company and shall become effective when it is received.

     4.8 Shareholder Approval and Registration Statement. This Plan shall be approved by the Board of Directors and submitted to the Company's shareholders for approval. Any options granted under this Plan prior to effectiveness of a registration statement filed with the Securities and Exchange Commission covering the Shares to be issued hereunder shall not be exercisable until, and are expressly conditional upon, the effectiveness of a registration statement covering the Shares.

     4.9 Governing Law. This Plan and all determinations made and actions taken pursuant hereto shall be governed by and construed in accordance with the laws of the state of Delaware.

                                   EXHIBIT B

                           BOISE CASCADE CORPORATION
             KEY EXECUTIVE PERFORMANCE PLAN FOR EXECUTIVE OFFICERS
                         (AS RESTATED FEBRUARY 2, 1995)

     1. Purpose of the Plan. The Boise Cascade Corporation Key Executive Performance Plan for Executive Officers (the "Plan") is designed to recognize the contribution made by Executive Officers in optimizing the long-term value to the shareholders of Boise Cascade Corporation (the "Company") and to provide Plan participants with an opportunity to supplement their retirement income through deferrals of awards made under the Plan. The Plan is intended to be subject to and comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and is an unfunded plan providing deferred compensation for a select group of senior management or highly compensated employees.

     2. Definitions. For purposes of this Plan, the following terms shall have the meanings set forth below:

        2.1 "Award" or "Corporate Performance Award" shall mean a payment made under the Plan, or a payment earned but deferred according to the terms of a Participant's deferral election under Section 8 of this Plan, based on the Corporate Performance Award Criteria ("Criteria") and/or the Division or Location Performance Measures ("Measures") applicable to the Award Period for which the Award is made. Within 90 days of the beginning of each Award Period, the Committee shall establish the specific Criteria and/or Measures to be achieved by the Company in order for Participants to earn a Corporate Performance Award. The Committee shall establish a mathematical formula pursuant to which an Award, equal to a specified percentage of a Participant's salary, shall be earned upon the attainment of specific levels of the applicable Criteria and/or Measures. This formula may take into account Criteria and/or Measures achieved in prior Award Periods. The Criteria and/or Measures and formula, once established, shall continue for subsequent Award Periods unless modified by the Committee. The Criteria and/or Measures applicable to an Award Period, and the formula pursuant to which Award amounts shall be determined, shall be selected and published within 90 days from the beginning of the Award Period. No Award may be paid to a Participant in excess of $2.5 million for any single Award Period. In the event an Award is earned under the Criteria and/or Measures in effect for an Award Period in excess of $2.5 million, the amount of the Award in excess of this amount shall be deferred in accordance with Section 8 of this Plan.

        2.2 "Award Period" shall mean a period of one year, commencing each January 1 and ending on the following December 31.

        2.3 "Base Salary" shall mean a Participant's annual pay rate at the end of the Award Period without taking into account (i) any deferrals of income;
(ii) any incentive compensation; or (iii) any other benefits paid or provided under any of the Company's other employee benefit plans.

        2.4 "Capital" shall mean the net investment employed in the operations of the Company, adjusted for LIFO inventory, present value of operating leases, goodwill amortization, major capital projects, and major nonrecurring adjustments.

        2.5 "Capital Charge" shall mean the deemed opportunity cost of employing Capital for the Company calculated as follows: Capital Charge = average Capital x Pretax Required Rate of Return.

        2.6 "Change in Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or any successor provisions, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company or an employee benefit plan maintained by the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, cease for any reason to constitute a majority thereof.

        2.7 "Committee" shall mean the Executive Compensation Committee of the board of directors of the Company.

        2.8 "Corporate Performance Award Criteria" shall mean the attainment of specified levels of Return on Equity ("ROE"), Return on Total Capital ("ROTC"), Economic Value Added ("EVA"), Earnings Per Share ("EPS"), and/or Net Income ("NI") selected by the Committee.

        2.9 "Deferred Compensation and Benefits Trust" shall mean the irrevocable trust established by the Company with an independent trustee for the benefit of persons entitled to receive payments or benefits hereunder, the assets of which trust will be subject to claims of the Company's creditors in the event of bankruptcy or insolvency.

        The Deferred Compensation and Benefits Trust shall contain the following provisions:

          a. If a Change in Control of the Company does not occur within one year after the Potential Change in Control, the Company may reclaim the assets transferred to the trustee subject to the requirement that it be again funded upon the occurrence of another Potential Change in Control.

          b. Upon a Change in Control, the assets of the Deferred Compensation and Benefits Trust shall be used to pay benefits under this Plan, except to the extent such benefits are paid by the Company, and the Company and any successor shall continue to be liable for the ultimate payment of those benefits.

          c. The Deferred Compensation and Benefits Trust will be terminated upon the exhaustion of the trust assets or upon payment of all the Company's obligations.

          d. The Deferred Compensation and Benefits Trust shall contain other appropriate terms and conditions consistent with the purposes sought to be accomplished by it. Prior to a Change in Control, the Deferred Compensation and Benefits Trust may be amended from time to time by the Company, but no such amendment may substantially alter any of the provisions set out in the preceding paragraphs.

        2.10 "Division or Location Performance Measures" shall mean the attainment by division(s) and/or location(s) (at the division and/or location level) of specified levels of Pretax Return on Total Capital ("PROTC"), EVA, safety, quality, costs, operating efficiency, sales, production, and/or product mix as determined by the Committee.

        2.11 "Earnings Per Share" shall mean the Company's Net Income and excluding preferred dividends, divided by average shares outstanding as reported in the Company's published financial statements, and adjusted for major nonrecurring and nonoperating expense and income items, as determined by the Committee, based on the facts and circumstances involved. Earnings Per Share shall be on a fully diluted basis if required to be reported on this basis under generally accepted accounting principles; otherwise, Earnings Per Share shall be primary Earnings Per Share.

        2.12 "Economic Value Added" shall mean the excess NOPBT that remains after subtracting the Capital Charge, expressed as follows: EVA = NOPBT - Capital Charge

        2.13 "Executive Officers" shall mean the Company's Chief Executive Officer, President, and any Executive Vice President, Senior Vice President, Vice President and the Corporate Secretary, Treasurer, or Controller of the Company.

        2.14 "Net Income" shall mean the Company's income after taxes as reported in the Company's published financial statements for the applicable Award Period. Net Income shall be adjusted for major nonrecurring and nonoperating income or expense items, as determined by the Committee, based on the facts and circumstances involved.

        2.15 "Net Operating Profit Before Tax" ("NOPBT") shall mean the before tax operating income of the Company for the Award Period.

        2.16 "Participant" shall mean a person who is an Executive Officer of the Company at the beginning of an Award Period or who is elected an Executive Officer by the Company's Board of Directors

(the "Board") during an Award Period who is identified by the Company and Committee as being eligible to be a Participant for such Award Period and who timely signs and returns to the Company a participation letter (or similar document) in such form as is approved by the Company.

        2.17  "Potential Change in Control" shall be deemed to have occurred if
(a) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company, (b) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company; (c) any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of the combined voting power of the Company's then outstanding securities; or (d) the board of directors of the Company adopts a resolution to the effect that a Potential Change in Control of the Company for purposes of this Agreement has occurred.

        2.18 "Pretax Required Rate of Return" (also commonly known as the "cost of capital") shall mean the pretax required rate of return percentage including adjustment for business risk and for debt to equity structure, as determined by the Committee for the Award Period.

        2.19 "Return on Equity" shall mean the Company's Net Income, divided by average shareholders' equity.

        2.20 "Return on Total Capital" shall be the Company's Net Income divided by the average Total Capital, as reported in the Company's published financial statements for the applicable Award Period.

     3. Determination of Awards. As soon as practical after the conclusion of each Award Period, the Committee shall review and evaluate the Corporate Performance Award Criteria applicable to the Award Period in light of the Company's performance measured in accordance with such criteria, and shall determine whether the criteria have been satisfied. If satisfied, the Committee shall so certify in a written statement, and shall apply the criteria to determine the percentage amount of the Award for each Participant.

     4. Payment of Awards. Payment of Awards, less withholding taxes, shall be made to Participants as soon as practical following the Committee's certification that the applicable Award Criteria have been satisfied and upon determination of the amount of each Award. Funding of Awards under this Plan shall be out of the general assets of the Company. Payment of Awards for which a deferral election has been made by a Participant pursuant to Section 8 hereof shall be made in accordance with the Participant's deferral election. Notwithstanding the foregoing, no payments shall be made under this Plan unless the material terms of the Plan have been approved by a majority vote of the Company's shareholders voting with respect to such matters.

     5. Administration and Interpretation of the Plan. The Committee shall have the sole discretion, responsibility, and authority to carry out all actions with respect to administration and interpretation of the Plan. Any interpretation by the Committee shall be final and binding on the Participants. The Committee shall have sole discretion to determine any and all questions of fact relating to or arising in connection with the Plan, including but not limited to questions of eligibility and benefits under the Plan. The Committee shall have sole discretion to construe any and all terms or conditions of the Plan and to make determinations and administrative decisions regarding the intent, meaning, application, and effect of any and all aspects of the Plan. The Committee may adopt such rules and regulations relating to the Plan as it may deem necessary for the administration of the Plan. The Committee may delegate its responsibilities hereunder to Company employees, advisors, or other persons who are not members of the Committee, and may rely upon information or opinions of legal counsel or experts selected to render advice with respect to the Plan. Any delegate of the Committee hereunder shall have the absolute discretionary authority vested in the Committee with respect to such delegated responsibilities unless limited in writing by the Committee.

     6. Participation in the Plan. Executive Officers of the Company may become Participants in accordance with the terms of the Plan at any time during the Award Period, as provided in Section 2.16. If an Executive Officer becomes a Participant at any time other than at the commencement of an Award Period, the amount of his or her Award under the Corporate Performance Award Criteria of the Plan shall be prorated on the basis of the number of days during the Award Period that he or she is a Participant compared to the total number of calendar days in the Award Period.

     At such time as an Executive Officer becomes a Participant in this Plan, he or she shall be eligible to be a Participant in all subsequent Award Periods under the Plan until he or she ceases to be an Executive Officer of the Company, his or her employment with the Company terminates, he or she is excluded from participation by the Committee, or he or she fails to sign a participation letter as provided in Section 2.16.

     If a person becomes a Participant under this Plan and is also a Participant under the Company's Key Executive Performance Plan for Key Executives or any similar incentive plan for the same Award Period, such Participant will also be eligible to receive a pro rata Award under the Key Executive Performance Plan for Key Executives or such other plan, in accordance with the terms of such plan, at the end of the Award Period.

     7. Treatment of Awards Upon Retirement, Disability, Death, Reassignment or Termination. A Participant who (a) retires (including early retirement as defined under the Company's qualified pension plan for salaried employees and retirement under the Company's Supplemental Early Retirement Plan for Executive Officers), (b) becomes totally disabled, (c) dies, or (d) terminates employment as a direct result of the sale or permanent closure of a division or facility of the Company, or as a direct result of a merger, reorganization, sale, or restructuring of all or part of the Company, will cease to be a Participant in the Plan as of the day of the occurrence of such event. In this event, the Participant (or his or her designated beneficiary or estate in the case of death) shall receive a pro rata Award under the Plan (if one is paid), based on the number of days during the Award Period the person was a Participant in the Plan compared to the total number of days in the Award Period. This prorated Award shall be paid to the Participant (or his or her designated beneficiary or estate in the case of death) as soon as practical after the conclusion of the Award Period. Any award to be paid pursuant to clause (d) above shall be calculated based on the Corporate Performance Award Criteria applicable to the Award Period through the date of the occurrence of such event, and shall be calculated as though such event had not occurred.

     If a Participant is excluded from participation by decision of the Committee during an Award Period, the Participant shall cease participation as of the date of such decision and shall receive a prorated Award for the Award Period (if one is paid). The calculation and payment of this prorated award will be made in the same manner as that of a Participant who has retired, become permanently disabled, or died.

     Participants who otherwise terminate their employment with the Company during an Award Period, whether voluntarily or involuntarily, with or without cause, shall not be eligible to receive any Award for the Award Period, unless payment of an Award to such Participant is approved by the Committee.

     8. Deferral of Awards. A Participant may elect to defer receipt of all or any portion of any Corporate Performance Award made under the Plan to a future date, provided the amount to be so deferred exceeds $2,000, as described in this
Section 8. A Participant who has earned an Award in excess of $2.5 million for an Award Period shall be required to defer the amount of the Award in excess of $2.5 million, in accordance with this Section 8.

     Deferred Bonus Accounts shall not be funded, and all Awards deferred by Participants shall be unfunded obligations of the Company. Participants shall be unsecured general creditors of the Company with respect to such Deferred Bonus Accounts.

        8.1 Eligible executives may elect (if done so on or before September 30 of the Plan year) to defer receipt of their Award (if any), subject to the following:

          a. Before September 30 of the Plan year for which a deferral election is to be effective, executives must sign and return to the Company a completed Deferral Election Form, which shall specify (1) the percentage or amount of the Award to be deferred, (2) the form (lump sum or installment) of payment, and (3) the date on which payment of the deferred Award is to commence. Elections hereunder shall be irrevocable except as otherwise provided in the Plan.

          b. A Deferred Award will be credited to a Deferred Bonus Account for the executive, an account established for Key Executive Performance Plan deferral purposes for the Plan year. Thereafter, the executive's Deferred Bonus Account will be credited with nominal interest at a rate determined by the Company. This rate, which will be set annually, will not be less than the prime rate offered by the Bank of America NT&SA each January 1.

          c. If any payment is made from an executive's Deferred Bonus Account during a year, interest will be credited to the account on the portion so paid up to the end of the month preceding the month in which payment occurs.

          d. An executive's Deferred Bonus Account for a given Plan year will be paid to the executive in a lump sum on one of the following dates:

             (1) The date selected by the executive in the applicable Deferral Agreement, or

             (2) January 1 of the year following the executive's normal or early retirement if no earlier date has been selected previously by the executive.

             In lieu of lump-sum payment, an executive may elect to receive payment in consecutive equal annual installments over a period not exceeding ten years commencing with the date the executive selects in the applicable Deferral Agreement.

          e. Earlier payment of Deferred Bonus Account balances will be made only in accordance with Plan provisions permitting hardship or other early withdrawals, waiting periods, and account limitations, and penalties will apply as set forth in the Plan.

          f. Any amounts deferred shall not be considered as compensation for pension purposes or for purposes of the Company's Savings and Supplemental Retirement Plan. However, any resulting reduction in a participant's pension benefit will be provided from the Company's unfunded supplemental pension plan.

        8.2 Except as otherwise provided herein, election to defer payment of an award is irrevocable.

        8.3 If an executive terminates for any reason other than retirement or death, the Company will pay to such terminated employee his or her Deferred Bonus Account in full in the month following the month of termination. The amount of such Deferred Bonus Account to be distributed will be determined in accordance with paragraph 8.1.b.

        8.4 If an executive terminates because of death or if an executive dies after his or her normal or early retirement and there is an unpaid balance in his or her Deferred Bonus Account, the executive's Deferred Bonus Account or unpaid balance thereof will be paid by the Company to the executive's designated beneficiary or beneficiaries in the month following the month in which the executive's death occurs. The amount of such Deferred Bonus Account or unpaid balance thereof to be distributed will be determined in accordance with paragraph 8.1.c.

        8.5 An executive must designate the beneficiary or beneficiaries who are to receive his or her Deferred Bonus Account in the event of the executive's death. The beneficiary designation shall be made on the Beneficiary Designation form and may be changed at any time upon written notice to the Company. If an executive has not designated a beneficiary or beneficiaries or if all the designated beneficiaries are deceased, the Deferred Bonus Account will be paid to the executive's estate.

        8.6 Distributions of Deferred Bonus Accounts may be made in accordance with the provisions of this Section 8, notwithstanding a Participant's Deferral Election Form.

           8.6.1 Hardship Termination and Distribution. In the event of serious and unanticipated financial hardship, a participant may request a lump-sum distribution of all or a portion of his or her Deferred Bonus Account balance. The participant making a hardship distribution request under this section shall document, to the Company's satisfaction, that distribution of his or her Deferred Bonus Account is necessary to satisfy an unanticipated, immediate, and serious financial need and that the participant does not have access to other funds, including proceeds of any loans sufficient to satisfy the need. Upon receipt of a request under this section, the Company may, in its sole discretion, distribute all or a portion of the participant's account balance in a lump sum, to the extent such distribution is necessary to satisfy the financial need. The participant shall sign all documentation requested by the Company relating to any such distribution, and any participant whose participation in the Plan terminates under this paragraph may not make deferrals of Awards for a minimum of 12 months following the date of any distribution.

           8.6.2 Early Distribution with Penalty. Notwithstanding any provision in this Plan to the contrary, a participant or beneficiary may, at any time, request a single lump-sum payment of the amount credited to a Deferred Bonus Account or accounts of the Participant under the Plan. The amount of the payment shall be equal to (i) the participant's accumulated Deferred Bonus Account balance under the Plan as of the payment date, reduced by (ii) an amount equal to 10% of such accumulated account balance. This lump-sum payment shall be subject to withholding of federal, state, and other taxes to the extent applicable. This request must be made in writing to the Company. The lump-sum payment shall be made within 30 days of the date on which the Company receives the request for the distribution. If a request is made under this provision, the participant shall not be eligible to participate in any nonqualified deferred compensation plan maintained by the Company, including the deferral option under this Plan, for a period of 12 months after such request is made. In addition, in this event, any deferred compensation agreement under any nonqualified deferred compensation plan of the Company shall not be effective with respect to compensation payable to the participant during this 12-month period.

           8.6.3 Distribution Upon Extraordinary Events. In the event any participant terminates employment with the Company as a direct result of the sale or divestiture of a facility, operating division, or reduction in force in connection with any reorganization of the Company's operations or staff, such participant may request distribution of his or her entire Deferred Bonus Account balance. Upon receipt of such a request for distribution under this section, the Company may, in its sole discretion, elect whether to approve or deny the request. If the Company approves a request under this section, distribution of the participant's account shall occur no later than the January 1 of the year following the year during which such termination of employment occurs.

           8.6.4 Small Account Distributions. In the event a participant terminates employment with the Company for any reason and the participant's benefit under this Plan is less than either (i) $5,000 in lump sum present value, calculated in accordance with reasonable assumptions, or (ii) the monthly payment under the benefit payment option selected by the participant is less than $75 per month, such participant may request distribution of his or her entire account balance. Upon receipt of a request for distribution under this section, the Company may, in its sole discretion, elect whether to approve or deny the request. If the request is approved, the Company shall close the participant's account and distribute the participant's entire account balance in a single lump sum. Any distribution under this paragraph shall be made no later than January 1 of the year following the year in which such termination of employment occurs.

        8.7 A participant who has previously submitted an election regarding payment of a Deferred Bonus Account and who subsequently wishes to change that election may submit a written request to change the election to Boise Cascade. Such request must specify, subject to the limits of the Plan, (i) either a lump-sum payment or annual installments and (ii) a date at least one year later than the date originally elected for such payments to commence and terminate. Such requests must be received by the Company at least 30 days prior to January 1 of the year in which the executive previously elected to have the payments commence. Boise Cascade, in its sole and absolute discretion, may accept or reject such application. No change will be permitted that would allow payment of a deferral Award earlier than originally elected.

        8.8 Once an award is made to an executive, it cannot be revoked or modified by the Company and will be paid in accordance with the election made and in accordance with the terms of this Plan.

        8.9 The Deferred Bonus Account of an executive, or any part thereof, shall not be assignable or transferable by an executive, either before or after normal or early retirement, other than to a properly designated beneficiary or beneficiaries or by will or the laws of descent and distribution. During the lifetime of an executive, payments of a Deferred Bonus Account will be made only to the executive.

        8.10 An executive who takes early retirement at the request of the Company may, on that account, change any outstanding deferral election under this Plan at any time between the date on which he or she is so requested to take retirement and the effective date of such early retirement.

        8.11 The Company believes, but does not represent or guarantee, that a deferral election made in accordance with the terms of the Plan is effective to defer the receipt of taxable income. Each executive should consider his or her own financial situation and tax implications prior to electing to defer an Award. Deferral elections are at the sole discretion of each executive and the Company makes no representation regarding the tax or legal consequences of such deferral elections. Executives should consult an attorney or an accountant familiar with the federal income and estate tax laws, as well as their local laws, regarding the tax implications of a deferred Award in their individual cases.

        8.12 This deferral option applies only to participants in those countries where tax statutes recognize voluntary compensation deferral programs that are consistent with the terms of this Plan.

        8.13 Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable right, interest, or claim in any property or assets of the Company. Such assets of the Company shall not be held under any trust for the benefit of participants, their beneficiaries, heirs, successors or assigns or held in any way as collateral security for the fulfilling of obligations of the Company under this Plan. Any and all Company assets shall be and remain the general, unpledged, unrestricted assets of the Company. The Company's obligation under this Plan shall be an unfunded and unsecured promise of the Company to pay money in the future.

     9. Deferred Compensation and Benefits Trust. Upon the occurrence of any Potential Change in Control of the Company, the Company shall transfer to the Deferred Compensation and Benefits Trust an amount of cash, marketable securities, or other property acceptable to the trustee(s) equal in value to 105% of the amount necessary to pay the Company's obligations under this Agreement, calculated on an actuarial basis and in accordance with the terms of the Trust (the "Funding Amount"). The cash, marketable securities, and other property so transferred shall be held, managed, and disbursed by the trustee(s) subject to and in accordance with the terms of the Trust. In addition, from time to time the Company shall make any and all additional transfers of cash, marketable securities, or other property acceptable to the trustee(s) as may be necessary in order to maintain the Funding Amount with respect to this Plan.

     10. Miscellaneous.

        10.1 Assignability. A Participant's right and interest under the Plan may not be assigned or transferred, except in the event of the Participant's death, in which event such right and interest shall be transferred to his or her designated beneficiary, or in the absence of a designation of beneficiary, by will or in accordance with the laws of descent and distribution of the state of the Participant's principal residence at the time of death.

        10.2 Employment Not Guaranteed. Neither this Plan nor any description of benefits, company policy or practice, or any action taken hereunder creates a contract of employment, and shall under no circumstances be construed as giving a Participant a right to be or remain as an Executive Officer or an employee of the Company for any period. Any Executive Officer or Participant is employed solely at the will of the Company, and his or her employment may be terminated at any time by the Company, with or without cause or reason, notwithstanding any provision in this Plan, any description of benefits, or any company policy or practice which may be construed to the contrary.

        10.3 Taxes. The Company shall deduct from all Corporate Performance Awards or Individual Performance Awards all applicable federal and state taxes required by law to be withheld from such Corporate Financial Performance Awards or Discretionary Individual Performance Awards. Participants may, upon written request to the Company, request additional amounts to be withheld from any Award.

        10.4 Construction and Jurisdiction. The Plan shall be construed according to the laws of the state of Idaho. In the event any lawsuit or legal action is brought, by any party, person, or entity regarding this Plan, benefits hereunder, or any related issue, such action or suit may be brought only in Federal District Court in the District of Idaho.

        10.5 Form of Communication. Any election, application, claim, notice or other communication required or permitted to be made by a Participant to the Committee or Company shall be made in writing and in such form as the Company shall prescribe. Such communication shall be effective upon its receipt by the Company, if sent by first-class mail, postage prepaid and addressed to Manager of Executive Compensation, Boise Cascade Corporation, 1111 West Jefferson (83702), P.O. Box 50, Boise, Idaho, 83728-0001.

     11. Amendment and Termination. The Committee may amend or terminate the Plan, at any time, provided that the Committee may not amend or terminate the Plan so as to adversely affect any benefits earned or accrued by Participants prior to the date of the amendment or termination. All actions of the

Committee in this regard shall be evidenced by a duly adopted resolution or consent action of the Committee.

     12. Claims Procedure. Claims for benefits under the Plan shall be filed in writing, within 90 days after the event giving rise to a claim, with the Company's Manager of Executive Compensation, who shall have absolute discretion to interpret and apply the Plan, evaluate the facts and circumstances, and make a determination with respect to such claim in the name and on behalf of the Committee. Such written notice of a claim shall include a statement of all facts believed by the Participant to be relevant to the claim and shall include copies of all documents, materials, or other evidence that the Participant believes relevant to such claim. Written notice of the disposition of a claim shall be furnished the claimant within 90 days after the application is filed. This 90-day period may be extended an additional 90 days by the Committee, in its sole discretion, by providing written notice of such extension to the claimant prior to the expiration of the original 90-day period. In the event the claim is denied, the specific reasons for such denial shall be set forth in writing, pertinent provisions of the Plan shall be cited and, where appropriate, an explanation as to how the claimant may perfect the claim or submit such claim for review will be provided.

     13. Claims Review Procedure. Any Participant, former Participant or Beneficiary of either, who has been denied a benefit claim under Section 12 hereof shall be entitled, upon written request, to a review of his or her denied claim. Such request, together with a written statement of the claimant's position, shall be filed no later than 60 days after receipt of the written notification provided for in Section 12, and shall be filed with the Company's Manager of Executive Compensation, who shall promptly inform the Committee and forward all such material to the Committee for its review. The Committee may meet in person or by telephone to review any such denied claim. The Committee shall make its decision, in writing, within 60 days after receipt of the claimant's request for review. The Committee's written decision shall state the facts and plan provisions upon which its decision is based. The Committee's decision shall be final and binding on all parties. This 60-day period may be extended an additional 60 days by the Committee, in its discretion, by providing written notice of such extension to the claimant prior to the expiration of the original 60-day period.

     14. Effective Date. The Plan shall become effective on January 1, 1995, provided it is approved by the Company's shareholders at the 1995 annual meeting of shareholders.

                                    [LOGO]

            This Notice and Proxy Statement is printed on recycled-content ASPEN(TM) Lightweight Opaque Offset paper produced by Boise Cascade's papermakers at its St. Helens, Oregon, mill. This paper is made with no less than 10% postconsumer fiber.

                                    [LOGO]

                           BOISE CASCADE CORPORATION

PROXY
[LOGO] BOISE CASCADE CORPORATION o 1111 W. Jefferson Street (83702),
       P.O. Box 50, Boise, Idaho 83728-0001

                 ANNUAL MEETING OF SHAREHOLDERS, APRIL 21, 1995

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints George J. Harad, John W. Holleran, and A. James Balkins III as proxies, each with the power to appoint his substitute. The proxies are appointed to represent and to vote all the shares of Boise Cascade Corporation stock held of record by the undersigned on March 1, 1995, at the annual meeting of shareholders to be held on April 21, 1995, and any adjournment thereof. The proxies are appointed with all the powers the undersigned would possess if personally present to vote upon matters noted below, as well as with discretionary authority to vote upon such other matters as may properly come before the meeting.

The Board of Directors recommends a vote FOR all nominees listed below; FOR proposals 2, 3, and 4; and AGAINST proposal 5.

1. Election of Directors:  ANNE L. ARMSTRONG     ROBERT E. COLEMAN
                           A. WILLIAM REYNOLDS   ROBERT H. WATERMAN, JR.

   [ ] FOR              [ ] WITHHOLD AUTHORITY       WITHHOLD AUTHORITY for the
       all nominees         for all nominees         following nominee(s) only:
                                                     write name(s).

                                                     --------------------------

2. Appointment of Arthur Andersen LLP as independent accountants for 1995.
                        [ ] FOR           [ ] AGAINST      [ ] ABSTAIN

3. Proposal to adopt the corporation's Director Stock Option Plan.
                        [ ] FOR           [ ] AGAINST      [ ] ABSTAIN

4. Proposal to adopt the corporation's Key Executive Performance Plan.
                        [ ] FOR           [ ] AGAINST      [ ] ABSTAIN

5. Shareholder proposal regarding classified board.
                        [ ] FOR           [ ] AGAINST      [ ] ABSTAIN



THIS PROXY WILL BE VOTED ACCORDING TO YOUR INSTRUCTIONS. IF YOU SIGN AND RETURN THE CARD BUT DO NOT VOTE ON ALL OF THESE MATTERS, THEN PROPOSALS 1, 2, 3, AND 4, IF UNMARKED, WILL RECEIVE FOR VOTES AND PROPOSAL 5, IF UNMARKED, WILL RECEIVE AN AGAINST VOTE.

This card provides voting authority for all holdings of Boise Cascade shares, including depositary shares representing ownership of Series G preferred stock.

Please sign exactly as the name appears below and date this card. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, give full title as such. When signing as a corporation, sign in full corporate name by an authorized officer. When signing as a partnership, sign in partnership name by an authorized person.

                                      ____________________________  __________
                                        Signature of Shareholder       Date

                                      ____________________________  __________
                                        Signature of Shareholder       Date

               Forward this card to D. F. King (solicitor) or to
              Corporate Election Services (independent tabulator),
                    P.O. Box 1150, Pittsburgh, PA 15230-9954

                                                                         [LOGO]


                                                      BOISE CASCADE CORPORATION

Dear Shareholder:

The Boise Cascade Corporation annual meeting of shareholders will be held in the Company's corporate headquarters building in Boise, Idaho, at 10 a.m., Mountain daylight time, April 21, 1995.

Shareholders of record on March 1, 1995, are entitled to vote, in person or by proxy, at the meeting. The proxy card attached to the bottom of this page is for your use in designating proxies and providing voting instructions.

The attached card serves both as a proxy designation (for shareholders of record, including those holding shares through the Dividend Reinvestment Plan) and as voting instructions (for Boise Cascade employee savings plan participants and holders of depositary shares representing ownership of Series G preferred stock). Participants in the employee savings plans are entitled to direct the Trustee how to vote both their allocated shares and a portion of any unvoted or unallocated shares.

Individual proxy/voting instruction cards will be received and tabulated by Corporate Election Services, Inc., in Pittsburgh, Pennsylvania, an independent tabulator.

Please indicate your voting preferences on the card, SIGN and DATE the card, and return it to the independent tabulator in the envelope provided. YOUR VOTES ARE COMPLETELY CONFIDENTIAL.

                                       Thank you.

                       (fold and tear along perforation)


PROXY AND VOTING INSTRUCTION CARD                      BOISE CASCADE CORPORATION
The Board of Directors recommends a vote          ANNUAL MEETING OF SHAREHOLDERS
FOR all nominees listed below; FOR                                APRIL 21, 1995
proposals 2, 3, and 4; and AGAINST proposal 5.

1. Election of Directors:  ANNE L. ARMSTRONG     ROBERT E. COLEMAN
                           A. WILLIAM REYNOLDS   ROBERT H. WATERMAN, JR.

   [ ] FOR              [ ] WITHHOLD AUTHORITY       WITHHOLD AUTHORITY for the
       all nominees         for all nominees         following nominee(s) only:
                                                     write name(s):
                                                     -------------------------

2. Appointment of Arthur Andersen LLP as independent accountants for 1995.
                        [ ] FOR           [ ] AGAINST      [ ] ABSTAIN

3. Proposal to adopt the corporation's Director Stock Option Plan.
                        [ ] FOR           [ ] AGAINST      [ ] ABSTAIN

4. Proposal to adopt the corporation's Key Executive Performance Plan.
                        [ ] FOR           [ ] AGAINST      [ ] ABSTAIN

5. Shareholder proposal regarding classified board.
                        [ ] FOR           [ ] AGAINST      [ ] ABSTAIN


                                      ___________________________  ___________
                                      Signature of Shareholder     Date

                                      ___________________________  ___________
                                      Signature of Shareholder     Date

                                      Shareholder(s) must sign as name(s)
                                      appear in account registration printed
                                      to the left.


Forward this card to Corporate Election Services,
P.O. Box 1150, Pittsburgh, PA  15230-9954

                        (Instructions on Reverse Side)

            Printed on Boise Cascade's SUMMIT(R) TAG-X, 100# White,
                      which is made in St. Helens, Oregon.

PROXY AND VOTING INSTRUCTION CARD                      BOISE CASCADE CORPORATION
                                                  ANNUAL MEETING OF SHAREHOLDERS
                                                                  APRIL 21, 1995

THIS PROXY AND THESE INSTRUCTIONS ARE SOLICITED ON BEHALF
OF THE BOARD OF DIRECTORS.

The undersigned appoints George J. Harad, John W. Holleran, and A. James Balkins III as proxies, each with the powers the undersigned would possess if personally present and each with the power to appoint his substitute, to represent and vote all shares of Boise Cascade Corporation common stock held by the undersigned on March 1, 1995, at the annual meeting of shareholders to be held on April 21, 1995, and any adjournment thereof. This proxy also provides voting instructions for shares held by the undersigned in employee savings plans and for depositary shares representing ownership of Series G preferred stock.

This proxy will be voted according to your instructions. If you sign and return the card but do not vote on all these matters, then proposals 1, 2, 3, and 4, if unmarked, will receive FOR votes and proposal 5, if unmarked, will receive an AGAINST vote.

This card also authorizes the proxies to vote, at their discretion, on any other matters properly coming before the meeting.

                          (To be SIGNED on other side)